Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
GLOWPOINT, INC.,
GPAV MERGER SUB, INC.,
AFFINITY VIDEONET, INC.,
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC
Dated as of August 12, 2012

TABLE OF CONTENTS
Page
ARTICLE I - DEFINITIONS    1

1.1	Certain Definitions 1
ARTICLE II - THE MERGER    13

2.1	The Merger 13

2.2	Effective Time of the Merger 13

2.3	Effects of the Merger 14

2.4	Certificate of Incorporation and By-laws 14

2.5	Directors 14

2.6	Officers 14
ARTICLE III - CONVERSION OF SHARES OF COMPANY STOCK    14

3.1	Effect on Capital Stock 14

3.2	Exchange of Stock Certificates; Payment of Merger Consideration 15

3.3	Purchase Price Adjustment 17

3.4	No Further Ownership Rights 19

3.5	Lost Certificates and Lost Warrants 19

3.6	Withholding Rights 20

3.7	Escheatment 20
ARTICLE IV - CLOSING AND TERMINATION    20

4.1	Closing Date 20

4.2	Termination of Agreement 21

4.3	Procedure Upon Termination 21

4.4	Effect of Termination 21
ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE COMPANY    22

5.1	Organization and Good Standing 22

5.2	Authorization of Agreement 22

5.3	Conflicts; Consents of Third Parties 22

5.4	Capitalization 23

5.5	Subsidiaries 24

5.6	Financial Statements 24

5.7	No Undisclosed Liabilities 25

5.8	Absence of Certain Developments 25

5.9	Taxes 25

5.10	Real and Personal Property 26

5.11	Title and Sufficiency of Assets 27

5.12	Intellectual Property 27

5.13	Material Contracts 28

5.14	Employee Benefits Plans 30

5.15	Labor 31

5.16	Legal Proceedings 32

5.17	Compliance with Laws; Permits 32

5.18	Environmental Matters 32

5.19	Financial Advisors 32

5.20	Insurance 32

5.21	Customers 33

5.22	Suppliers 33

5.23	Transactions with Affiliates 33

5.24	Approval; Takeover Statutes 33
ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PARENT    34

6.1	Organization and Good Standing of Parent and Merger Sub 34

6.2	Authorization of Agreement 34

6.3	Conflicts; Consents of Third Parties 34

6.4	Investment Intention 35

6.5	SEC Reports and Financial Statements 35

6.6	Financial Advisors 36

6.7	Non-Reliance 36

6.8	Debt Financing 37

6.9	Subsidiaries 37

6.10	Internal Controls Over Reporting 38

6.11	Legal Proceedings 38

6.12	Compliance with Laws; Permits 39
ARTICLE VII - COVENANTS    39

7.1	Access to Information 39

7.2	Conduct of Business Pending the Closing 39

7.3	Consents 41

7.4	Tax Covenants 41

7.5	Further Assurances 45

7.6	Confidentiality 45

7.7	Publicity 45

7.8	Negotiations 45

7.9	Meeting of or Written Consent of Stockholders of the Company 46

7.10	[Intentionally Left Blank] 46

7.11	Pay-Off Letters 46

7.12	Financing Assistance 46

7.13	[Intentionally Left Blank] 47

7.14	New Employment Arrangements 47

7.15	Severance 47

7.16	Termination of Affiliate Arrangements 47

7.17	Series A Conversion and Exercise/Cancellation of Options and Warrants 48
ARTICLE VIII - CONDITIONS TO CLOSING    48

8.1	Conditions Precedent to Obligations of Parent and Merger Sub 48

8.2	Conditions Precedent to Obligations of the Company 50

8.3	Frustration of Closing Conditions 51
ARTICLE IX - INDEMNIFICATION    51

9.1	Indemnification 51

9.2	Indemnification by Parent 52

9.3	Indemnification Procedures for Third Party Claims 53

9.4	Survival 54

9.5	Certain Additional Provisions Relating to Indemnification 55

9.6	Tax Treatment of Indemnification Payments 55
ARTICLE X - SELLERS’ REPRESENTATIVE    55

10.1	Sellers’ Representative; Power of Attorney 55

10.2	Actions of the Sellers’ Representative 57
ARTICLE XI - MISCELLANEOUS    58

11.1	Expenses 58

11.2	Resolution of Conflicts After the Closing; Arbitration 58

11.3	Resolution of Conflicts Prior to the Closing; Submission of Jurisdiction; Consent to Service of Process 59

11.4	Entire Agreement; Amendments and Waivers 59

11.5	Governing Law 60

11.6	Notices 60

11.7	Severability 61

11.8	Binding Effect; Assignment; Third Party Beneficiaries 61

11.9	Counterparts 62

11.10	Waiver of Jury Trial 62

11.11	Specific Performance 62

EXHIBITS AND SCHEDULES
Exhibit A – Form of Closing Agreement
Exhibit B – Form of Closing Note
Exhibit C – Form of Registration Rights Agreement
Exhibit D – Retention Bonus Agreement
Exhibit E – Form of Escrow Agreement

Schedule 1.1(a) – Adjusted Current Assets and Adjusted Current Liabilities
Schedule 1.1(c) – Knowledge of the Company
Schedule 1.1(d) – Knowledge of the Parent
Schedule 1.1(e) – Liens to be Released Prior to Closing
Schedule 5.3(a) – Company Conflicts
Schedule 5.3(b) – Company Consents
Schedule 5.4(b) – Certain Information with Respect to Company Stock
Schedule 5.4(c) – Certain Information with Respect to Other Securities
Schedule 5.4(d) – Certain Obligations with Respect to Certain Securities
Schedule 5.4(e) – Capitalization and Certain Information with Respect Thereto
Schedule 5.6(a) – Financial Statements
Schedule 5.8 – Absence of Certain Developments
Schedule 5.10(b) –Leased Real Property
Schedule 5.12(a) – Intellectual Property
Schedule 5.12(b) – Liens and Certain Other Information with Respect to Intellectual Property
Schedule 5.12(d) – Employees and Contractors
Schedule 5.13(a) – Material Contracts
Schedule 5.14(a) – Employee Benefit Plans
Schedule 5.14(i) – Severance Arrangements
Schedule 5.16 – Legal Proceedings
Schedule 5.19 – Company Financial Advisors
Schedule 5.20 – Insurance
Schedule 5.2(a) – Customers
Schedule 5.22 – Suppliers
Schedule 5.23 – Transactions with Affiliates
Schedule 6.3(a) – Parent Conflicts
Schedule 6.3(b) – Parent Consents
Schedule 6.5(c) – Outstanding SEC Comments
Schedule 6.6 – Parent Financial Advisors
Schedule 7.2(b) – Negative Covenants Regarding Conduct of Business Pending the Closing

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 12, 2012, is by and among Glowpoint, Inc., a Delaware corporation (“Parent”), GPAV Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), Affinity VideoNet, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Sellers’ Representative.
RECITALS
WHEREAS, Parent and the Company desire to effect a business combination by means of the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);
WHEREAS, the Company is a Delaware corporation having authorized capital stock consisting of: (i) 8,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”); and (ii) 1,700,000 shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock);
WHEREAS, (a) the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement, upon the terms and subject to the conditions set forth in this Agreement, (b) Parent has approved the Merger and adopted this Agreement as the sole stockholder of Merger Sub, and (c) the holders of the (x) requisite number of issued and outstanding Company Common Stock and Series A Preferred Stock (entitled to vote upon this Agreement and the transactions contemplated hereby, including the Merger, on an as converted basis as a single class) and (y) the holders of a majority of the issued and outstanding Series A Preferred Stock (entitled to vote upon this Agreement and the transactions contemplated hereby, including the Merger, on an as converted basis as a separate class), in accordance with the terms of the Certificate of Incorporation (as hereinafter defined) and the DGCL (as hereinafter defined), will, promptly following the execution of this Agreement on the date hereof, execute a written consent (the “Written Consent”), pursuant to which such stockholders will approve this Merger and this Agreement; and
WHEREAS, a condition to Closing will be the execution and delivery by the Company’s Chief Executive of an agreement with Parent and the Company with respect to the terms and conditions of his employment following the Closing and certain other matters to be set forth therein (the “Holst Employment Agreement”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I - DEFINITIONS

Certain Definitions.
(a)    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Adjusted Current Assets” means the aggregate amount of current assets, other than Cash, as determined in accordance with Schedule 1.1(a); provided, however, in no event shall Adjusted Current Assets include any Tax assets.
“Adjusted Current Liabilities” means the aggregate amount of current liabilities as determined in accordance with Schedule 1.1(a) ); provided, however, in no event shall Adjusted Current Liabilities include any Tax liabilities.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Affinity Buy-Sell Agreement” means the Buy-Sell Agreement, dated May 30, 2008, by and between Peter Holst and Bryce Ambraziunas.
“Affinity Registration Rights Agreement” means the Registration Rights agreement, dated May 30, 2008 by and among the Company, and the persons listed on Exhibit A thereto.
“Affinity Stockholders Agreement” means the Stockholders Agreement, dated May 30, 2008, by and among Affinity VideoNet, Inc. and those person listed on Schedule 1 thereto.
“Aggregate Cash Consideration” means (i) Seven Million Seven Hundred Fifty Thousand Dollars ($7,750,000) less (ii) the Escrow Amount plus (iii) the Adjustment Amount plus (iii) the Estimated Closing Date Cash less (v) the Closing Date Company Indebtedness less (vi) Transaction Expenses that have not been paid in full as of the opening of business on the Closing Date plus (vii) the exercise price for the Company Warrants; provided, however, in the event that the aggregate net value of items (ii) through (vii) is a negative amount which exceeds negative Seven Million Five Hundred Seventy Five Thousand Dollars ($7,575,000) (the “Excess Closing Date Adjustment”), such Excess Closing Date Adjustment shall reduce (A) the amount of the Aggregate Closing Note Consideration, on a dollar for dollar basis, until the Aggregate Closing Note Consideration equals Zero Dollars ($0) and, thereafter, (B) the number of shares comprising the Aggregate Stock Consideration based on the Per Share Valuation.
“Aggregate Closing Note Consideration” means the aggregate amount payable under the Closing Note (payable as set forth in the Closing Note), subject to (a) reduction by any Excess Closing Date Adjustment and (b) any adjustments pursuant to Section 3.3(f), Section 7.15 or Article IX of this Agreement.
“Aggregate Escrow Amount Consideration” means the portion, if any, of the Escrow Amount released to the Stockholders pursuant to Section 3.2(c)(iv).
“Aggregate Merger Consideration” means (a) the Aggregate Cash Consideration; plus (b) the Aggregate Closing Note Consideration; plus (c) the Aggregate Stock Consideration; plus (d) the Aggregate Escrow Amount Consideration, if any; provided, however, for purposes of the amounts deliverable to the Stockholders at Closing and the purchase price adjustments contemplated by Section 3.3, “Aggregate Merger Consideration” shall not include the “Aggregate Escrow Amount Consideration”).
“Aggregate Stock Consideration” means 2,650,000 shares of the common stock of Parent (which the parties agree shall have a value per share for purposes of this Agreement equal to the Per Share Valuation) subject to (a) reduction by any Excess Closing Date Adjustment and (b) any adjustments pursuant to Section 3.3(f) of this Agreement.
“By-laws” means the By-laws of the Company, as amended and in effect on the date hereof and as may be further amended and in effect immediately prior to the Effective Time.
“Business Day” means any day of the year other than a Saturday, Sunday or other day on which national banking institutions in New York, New York or Denver, Colorado are open to the public for conducting business and are not required or authorized to close.
“Cash” means the cash and cash equivalents of the Company (but excluding (i) any restricted cash or cash equivalents, (ii) any cash expended pursuant to Section 7.17(b), and cash used to pay accrued dividends on the Series A Preferred Stock).
“Cash Consideration Per Share” means a cash amount equal to (a) Aggregate Cash Consideration divided by (b) the Fully Diluted Shares.
“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 30, 2011, as amended and in effect on the date hereof and as may be further amended and in effect immediately prior to the Effective Time.
“Closing Agreement” means the Closing Agreement, the form of which is attached hereto as Exhibit A.
“Closing Date Cash” means the amount of Cash as of the opening of business on the Closing Date.
“Closing Date Company Indebtedness” means the amount of Company Indebtedness outstanding as of the opening of business on the Closing Date.
“Closing Date Net Working Capital” means the Net Working Capital as of the opening of business on the Closing Date.

“Closing Note” means the note payable to the order of the Sellers’ Representative, for the benefit of the Stockholders, having an initial principal amount of $2,750,000, the form of which is attached as Exhibit B hereto; provided, however, such form shall be amended and revised as required by the lenders providing the Debt Financing, with such amendment and revision being subject to the approval of the Sellers’ Representative.
“Closing Note Consideration Per Share” means (a) the Aggregate Closing Note Consideration divided by (b) the Fully Diluted Shares.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement.
“Company Equity Incentive Plan” means the Affinity VideoNet, Inc. 2011 Equity Incentive Plan adopted June 30, 2011.
“Company Indebtedness” means, with respect to the Company, and without duplication: all (a) indebtedness for borrowed money; (b) obligations evidenced by notes, bonds, debentures, mortgages or other debt instruments or debt securities; (c) capital lease obligations; (d) any amounts outstanding under letters of credit, performance bonds, bankers acceptances or similar obligations; (e) any payment obligation under any existing interest rate, foreign exchange or other swap, hedge, or other financial derivative instruments or agreement entered into by Company; (f) any deferred or contingent purchase price obligation in respect of any acquisitions or business combinations by the Company; (g) any liabilities or obligations for borrowed money owed by the Company pursuant to or in connection with any transaction with any Affiliate, (h) any overdraft amounts in respect of any cash accounts, (i) any unpaid interest, fees, expenses, penalties or prepayment premiums with respect to any such indebtedness described in any of clauses (a) through (h) including, without limitation, any such amounts that are prepaid or becoming due as a result of the transactions contemplated hereby; (j) the amount of any guarantees of Company Indebtedness of the type described in clauses (a) through (h) above of any other Person. The amount of Company Indebtedness under the Credit Agreement shall be set forth in the Pay-Off Letter and shall be paid by Parent or the Surviving Corporation on the Closing Date.
“Company Options” means options to purchase shares of Company Common Stock which are outstanding pursuant to the Company Equity Incentive Plan immediately prior to the Effective Time but prior to giving effect to any termination or cancellation contemplated by this Agreement.
“Company Organizational Documents” means the Company’s Certificate of Incorporation and By-laws.
“Company Warrants” means warrants for shares of Company Common Stock which are outstanding immediately prior to the Effective Time but prior to giving effect to any termination or cancellation contemplated by this Agreement.

“Contract” means any contract, indenture, note, bond, lease, license, commitment, instrument or other agreement.
“Credit Agreement” means that certain Loan Agreement dated as of December 31, 2010 by and among the Company, Main Street Capital Corporation, as agent, and the lenders from time to time party thereto, as lenders.
“DGCL” means the General Corporation Law of the State of Delaware.
“DOL” means the U.S. Department of Labor.
“Environmental Law” means any Law or other legal requirement currently in effect relating to the protection of the environment or natural resources, or discharges of or exposure to Hazardous Materials including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide and Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) as each has been or may be amended and the regulations promulgated pursuant thereto.
“Escrow Agent” means JPMorgan Chase, NA.
“Escrow Agreement” means the Escrow Agreement, to be dated as of the Closing Date, among Sellers’ Representative, Parent and the Escrow Agent, the form of which is attached hereto as Exhibit E; provided, however, such form shall be amended and revised as required by the Escrow Agent and reasonably acceptable to the Sellers’ Representative and Parent.
“Escrow Amount” means One Hundred and Seventy Five Thousand Dollars ($175,000).
“Escrow Amount Consideration Per Share” means a cash amount equal to (a) Aggregate Escrow Amount Consideration, if any, divided by (b) the Fully Diluted Shares.
“Final Deficit” means the excess, if any, of (a) the sum of (i) the amount (which shall not be less than zero) by which the Estimated Net Working Capital exceeds the Closing Date Net Working Capital, as finally determined in accordance with Section 3.3, and (ii) the amount (which shall not be less than zero) by which the Estimated Closing Date Cash exceeds the Closing Date Cash, as finally determined in accordance with Section 3.3 over (b) the sum of (i) the amount (which shall not be less than zero) by which the Closing Date Net Working Capital, as finally determined in accordance with Section 3.3, exceeds the Estimated Net Working Capital and (ii) the amount (which shall not be less than zero) by which the Closing Date Cash, as finally determined in accordance with Section 3.3, exceeds the Estimated Closing Date Cash. If the Final Deficit equals an amount that is less than zero Dollars, it shall be deemed to be zero Dollars.

“Final Surplus” means the excess, if any, of (a) the sum of (i) the amount (which shall not be less than zero) by which the Closing Date Net Working Capital, as finally determined in accordance with Section 3.3, exceeds the Estimated Net Working Capital and (ii) the amount (which shall not be less than zero) by which the Closing Date Cash, as finally determined in accordance with Section 3.3, exceeds the Estimated Closing Date Cash over (b) the sum of (i) the amount (which shall not be less than zero) by which the Estimated Net Working Capital exceeds the Closing Date Net Working Capital, as finally determined in accordance with Section 3.3 and (ii) the amount (which shall not be less than zero) by which the Estimated Closing Date Cash exceeds the Closing Date Cash, as finally determined in accordance with Section 3.3. If the Final Surplus equals an amount that is less than zero Dollars, it shall be deemed to be zero Dollars.
“Fully Diluted Shares” means the aggregate number of the Company Common Stock issued and outstanding immediately prior to the Effective Time (assuming that (x) all shares of Company Common Stock underlying any Company Warrants are issued and outstanding, (y) all shares of Series A Preferred Stock are converted into shares of Common Stock in accordance with the Certificate of Incorporation and Section 7.17 and (z) all Company Options have been cancelled in accordance with Section 7.17).
“GAAP” means generally accepted accounting principles in the United States as in effect as of the relevant date.
“Governmental Body” means any government or governmental or regulatory entity, body thereof, or political subdivision thereof, whether federal, state, local, foreign, or supranational, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.
“Intellectual Property” includes all of the following and all U.S. and foreign rights in, arising out of, or associated therewith: (i) registered patents, patent applications, patent disclosures, discoveries, inventions and statutory invention registrations and any reissue, continuation, continuation-in-part, division, extension or reexamination thereof, (ii) trade names, domain names, Internet websites, URLs, registered and unregistered trademarks, service marks, slogans, mask works, trade dress, corporate names and other indicators of source (and all translations, adaptations, derivations and combinations of the foregoing) (collectively, “Trademarks”), (iii) registered and unregistered copyrights, copyrightable works and software (including such rights in the source code and object code of any computer program or application), (iv) trade secrets and confidential information, (v) data, databases, data collections and related documentation and all rights therein, (vi), processes, formulae, methods, schematics, technology, know-how, computer programs and applications, (vii) all goodwill associated with each of the foregoing, if any, (viii) all copies and electronic and tangible embodiments of the foregoing (in whatever form or medium) and (ix) all foreign equivalents of each of the foregoing.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of those Persons identified on Schedule 1.1(c).
“Knowledge of Parent” means the actual knowledge of those Persons identified on Schedule 1.1(d).
“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule or regulation of any Governmental Body.
“Legal Proceeding” means any judicial, administrative or arbitral actions, complaints, charges, inquiries, grievances, investigations, reviews, suits or proceedings (public or private) by or before a Governmental Body.
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, sublease, charge, option, right of first refusal, easement, servitude, title defect or objection, hypothecation, transfer restriction or other encumbrance.
“Losses” means any and all actual losses, liabilities, obligations, damages, fees or expenses (including reasonable attorneys’ fees) but excluding (a) declines in value, consequential damages and lost profits (except in the event of a breach of the representations and warranties set forth in Section 5.21(a) or b(i), in which case the Parent Indemnitee shall be entitled to recover lost profits) and (b) punitive, exemplary and special damages.
“Material Adverse Effect” means a change, event, fact, circumstance or effect that (a) is materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company (other than a change, event, fact, circumstance or effect to the extent resulting from one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects the industry in which the Company operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage, terrorism, military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway as of the date hereof; (iv)  the effect of any changes in applicable Laws or accounting rules, including changes in GAAP; and (v) the taking of actions which Parent or the Company, as applicable, has approved or consented to or requested in writing, or the taking of any action required by this Agreement; provided, however, that any change, event, fact, circumstance or effect described in the foregoing clauses (i), (ii) and (iii) do not disproportionately impact the Company, in any material respect relative to the other participants in the industry in which they operate) or (b) materially adversely affects the ability of the Company to consummate the transactions contemplated by this Agreement.
“Merger Consideration Per Share” means the sum of the (a) Cash Consideration Per Share, (b) Closing Note Consideration Per Share, (c) Stock Consideration Per Share and (d)

the Escrow Amount Consideration Per Share, if any; provided, however, for purposes of the amounts deliverable to the Stockholders at Closing and the purchase price adjustments contemplated by Section 3.3, “Merger Consideration Per Share” shall not include the “Escrow Amount Consideration Per Share”).
“Net Working Capital” means, on any date, Adjusted Current Assets less Adjusted Current Liabilities, as of such date.
“Open Source Software” means any open source software, including any computer program or modification, correction, derivative work, or release thereof, governed by the terms and conditions of a license compliant with the Open Source Initiative (OSI, http://www.opensource.org/docs/definition.php) and/or Free Software Foundation (FSF) principles (including free source software, freeware, or any other software copied, downloaded, licensed, or otherwise obtained pursuant to terms, notices, or other commitments or understandings) that would require the Company to disclose, license, distribute or otherwise make available any of its software, or the source code, whether with or without consideration, of any of it software to any third party.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice.
“Parent Material Adverse Effect” means a change, event, fact, circumstance or effect that (a) is materially adverse to the business, assets, liabilities, results of operations or financial condition of the Parent (other than a change, event, fact, circumstance or effect to the extent resulting from one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects the industry in which the Parent operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage, terrorism, military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway as of the date hereof; (iv)  the effect of any changes in applicable Laws or accounting rules, including changes in GAAP; and (v) the taking of actions which Parent or the Company, as applicable, has approved or consented to or requested in writing, or the taking of any action required by this Agreement; provided, however, that any change, event, fact, circumstance or effect described in the foregoing clauses (i), (ii) and (iii) do not disproportionately impact the Parent, in any material respect relative to the other participants in the industry in which they operate) or (b) materially adversely affects the ability of the Parent to consummate the transactions contemplated by this Agreement.
“Pay-Off Letters” means letters/instructions, in commercially reasonable form, delivered to the Company and Parent by the lender under the Credit Agreement evidencing the amount of the payments required to pay off in full the amounts outstanding or owed under the Credit Agreement as of the opening of business on the Closing Date (including the principal amount thereof, any prepayment premiums or fees or termination fees with respect thereto, any

“paid-in-kind” interest thereon, any accrued interest thereon and any expense reimbursement or other amounts due in respect thereof).
“PBGC” means the U.S. Pension Benefit Guaranty Corporation.
“Permits” means any approvals, authorizations, consents, licenses, permits, concessions, exemptions, registrations, certificates or other authorizations of a Governmental Body that are used in or necessary for the operation of the business of the Company.
“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances on real property disclosed in policies of title insurance; (ii) Liens for current Taxes, assessments or other governmental charges not yet delinquent or that are being contested in good faith for which an appropriate reserve has been established in the Financial Statements; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not yet delinquent or that are being contested in good faith and appropriately reserved for in the Financial Statements; (iv) zoning, entitlement and other similar land use regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease, including all purchase money Liens and Liens securing rental payments; (vi) rights of tenants and subtenants, as tenants and subtenants only, under leases and subleases for real property existing as of the date hereof; (vii) Liens disclosed on Schedule 1.1(e) that will be released prior to or as of the Closing; (viii) Liens created by or through Parent or Merger Sub, with respect to the Company; (ix) pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security registration; and (x) such other Liens on assets, if any, that do not, individually or in the aggregate, materially impair the value of or interfere with the continued use and operation as currently conducted of the assets to which they relate.
“Per Share Valuation” means $2.155099; provided, however, for the Stockholders’ purposes, the Stockholders shall have the right, but not the obligation, to apply a commercially reasonably discount to such Per Share Valuation; provided, further, that neither Parent nor the Company shall be bound by such discount.
“Person” means any individual, corporation, partnership (general or limited), firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Pre-Closing Taxes” means Taxes imposed on the Company with respect to any Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.
“Pro Rata Percentage” means , with respect to any Stockholder, the product of (i) 100% multiplied by (ii) the quotient of (A) the number of shares of Company Common Stock (which shall include any shares of Company Common Stock underlying any Company Warrants)

held by such Stockholder as of the Effective Time divided by (B) the number of shares of Company Common Stock issued and outstanding (which shall include any shares of Company Common Stock underlying any Company Warrants) as of the Effective Time (but excluding any Dissenting Shares).
“Registration Rights Agreement” means the Registration Rights Agreement, the form of which is attached hereto as Exhibit C.
“Retention Bonus Agreements” means those certain Retention Bonus Agreements in the form attached hereto as Exhibit D.
“Representative” means, with respect to any Person, any officer, director, principal, manager, partner, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.
“Stock Certificate” means a certificate or certificates which, immediately prior to the Effective Time, represented (i) outstanding shares of Company Common Stock, except for shares to be cancelled pursuant to Section 3.1(b) or (ii) outstanding shares of Series A Preferred Stock that are converted into Company Common Stock pursuant to Section 7.17.
“Stock Consideration Per Share” means (a) the Aggregate Stock Consideration divided by (b) the Fully Diluted Shares.
“Stockholders” means any holder of any Company Common Stock or Company Warrants as of the Effective Time.
“Stock Plans” means the equity-based incentive plans of the Company including the Company Equity Incentive Plan.
“Subsidiary” of any Person means any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such first Person.
“Target Net Working Capital” means One Hundred Fifty Thousand Dollars ($150,000.00).
“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative, environmental, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, escheat, severance, stamp, occupation, property (real or personal) and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), whether disputed or not; and “Tax” shall mean any one of them.
“Tax Return” means all returns, declarations, reports, estimates, information returns and statements (including any attachments thereto) required to be filed in respect of any Taxes.
“Transaction Expenses” means all out-of-pocket fees and expenses consisting of fees and expenses of the Company’s financial advisor, outside attorneys, accountants and other advisors, arising out of the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.
(b)    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accounting Firm	7.4(d)(ii)
Adjustment Amount	3.3(a)
Agreement	Preamble
Arbiter	3.3(d)
Audited Financial Statements	5.6(a)
Balance Sheet	5.6(a)
Balance Sheet Date	5.6(a)
Benefit Plans	5.14(a)
Cap	9.1(b)
Certificate of Merger	2.2
Closing	4.1(a)
Closing Balance Sheet	3.3(b)
Closing Date	4.1(a)
Company	Preamble
Company Common Stock	Recitals
Company Documents	5.2
Company Fundamental Representations	9.4
Company Owned Intellectual Property	5.12(a)
Company Licensed Intellectual Property	5.12(a)
Confidentiality Agreement	7.6
Continuing Employees	7.14
Debt Financing	8.1(e)
Disputed Items	3.3(c)
Dissenting Shares	3.1(d)
Dissenting Stockholders	3.1(d)
Dodd-Frank Act	6.5(a)
Effective Time	2.2
Employee	5.14(a)
Engagement Agreement	10.1(a)
ERISA	5.14(a)
Estimated Balance Sheet	3.3(a)

Term	Section
Estimated Aggregate Merger Consideration	3.3(a)
Estimated Closing Date Cash	3.3(a)
Estimated Net Working Capital	3.3(a)
Exchange Act	6.5(a)
Final Adjustment Report	3.3(b)
Final Aggregate Merger Consideration Report	3.3(b)
Financial Statements	5.6(a)
Holdback Amount	10.1(b)
Holst Employment Agreement	Recitals
Indemnified Party	9.3(a)
Indemnifying Parties	9.3(a)
Interim Balance Sheet	5.6(a)
Interim Balance Sheet Date	5.6(a)
Lease Documents	5.1
Leased Real Property	5.1
Leased Real Properties	5.1
Letter of Transmittal	3.2(a)
Material Contract(s)	5.13(a)
Material Customer	5.21(a)
Material Supplier	5.22
Merger	Recitals
Merger Sub	Preamble
Objection Notice	3.3(c)
Option Changes	7.17(b)
Outside Date	4.2(a)
Parent	Preamble
Parent Documents	6.2
Parent Fundamental Representations	9.4
Parent Indemnitees	9.1(a)
Parent SEC Documents	6.5(a)
Preliminary Adjustment Report	3.3(a)
Preliminary Aggregate Merger Consideration Report	3.3(a)
Related Person	5.13(a)(v)
SEC	6.5(a)
Securities Act	6.4
Series A Conversion	7.17(a)
Series A Preferred Stock	Recitals
Sellers’ Representative	10.1(a)
Seller Tax Return	7.4(d)(ii)
SOX	6.5(a)
Straddle Period	7.4(a)

Term	Section
Surviving Corporation	2.1
Surviving Corporation Common Stock	3.1(a)
Tax Representations	9.4
Tax Claim	7.4(f)
Tax Contest	7.4(e)(i)
Third Party Claim	9.3(a)
Threshold	9.1(b)
Unaudited Financial Statements	5.6(a)
Warrant Changes	7.17(c)
Written Consent	Recitals

(c)    Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If any such period is measured in Business Days and the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(ii)    Dollars. Any reference in this Agreement to $ or dollars shall mean U.S. dollars.
(iii)    Exhibits/Schedules. The Exhibits and Disclosure Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Disclosure Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(iv)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(v)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.
(vi)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(viii)    No Drafting Presumptions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II -    THE MERGER
The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the corporation surviving the Merger (the “Surviving Corporation”).
Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Parent, the Company and Merger Sub shall file (or cause to be filed) with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).
Effects of the Merger. The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Certificate of Incorporation and By-laws.
(a)    The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation after the Effective Time until thereafter changed or amended as provided therein or by applicable Law.
(b)    The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE III -    CONVERSION OF SHARES OF COMPANY STOCK
Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any Stockholder:
(a)    Capital Stock of Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).
(b)    Cancellation of Treasury Stock, Etc. Each share of Company Stock that is owned by the Company as treasury stock immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and no payment shall be made or consideration delivered in exchange therefor.
(c)    Merger Consideration for Company Stock. The Aggregate Merger Consideration payable to the Stockholders in connection with the Merger, prior to the adjustments contemplated by Section 3.2(c)(iv), Section 3.3(f) or Article IX, is payable as follows:
(i)    Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled or to remain outstanding pursuant to Section 3.1(b) and Dissenting Shares) issued and outstanding at the Effective Time shall be converted into and become the right to receive, the Merger Consideration Per Share.
(ii)    Company Warrants. Each Company Warrant will at the Effective Time be cancelled and converted into the right to receive, in full settlement of such Company Warrant and in exchange for the surrender to the Company of any certificate or other document evidencing such Company Warrant, the Merger Consideration Per Share, payable in accordance with Section 3.1(c)(i) above, less the exercise price of such Company Warrant. The exercise price shall (i) first reduce the Cash Consideration Per Share then, if necessary, (ii) reduce the Closing Note Consideration Per Share and then, if necessary, (iii) reduce the Stock Consideration Per Share.
(d)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger (or consent thereto in writing) and who are entitled to demand and properly demand appraisal of such shares pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the applicable portion of the Aggregate Merger Consideration hereunder but instead such holders shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder’s shares of Company Common Stock or Preferred Stock shall thereupon be treated as if it had been converted into and become exchangeable for the right to receive, as of the Effective Time, the applicable portion of the Aggregate Merger Consideration hereunder, in accordance with Section 3.1(d), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity (to the extent reasonably practicable) to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
Exchange of Stock Certificates; Payment of Merger Consideration.
(a)    Exchange Procedures; Right to Receive Merger Consideration. Within ten (10) days after the date hereof, the Company shall mail or cause to be delivered to each holder of record of a Stock Certificate or Company Warrant (i) a letter of transmittal (which shall be in the form mutually agreed upon by Parent and the Company) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering such Stock Certificates or Company Warrants in exchange for payment thereof. At or after the Effective Time, upon surrender of a Stock Certificate or Stock Certificates or a Company Warrant or Company Warrants for cancellation to the Surviving Corporation or to such agent or agents as may be appointed by Parent, together with the Letter of Transmittal, duly completed and validly executed, and such other documents as may be reasonably required by Parent, the holder of such Stock Certificate or Stock Certificates shall be entitled to receive in exchange therefor the applicable portion of the Aggregate Merger Consideration in accordance with Section 3.1 and the Stock Certificates or Company Warrants so surrendered shall forthwith be cancelled. No interest shall be paid or shall accrue on any amount payable hereunder to holders of Stock Certificates or Company Warrants. The Company shall, and shall cause any agent or agents appointed by the Company to, promptly provide copies to Parent of the Letters of Transmittal it receives and coordinate communications with the Stockholders, of the Company prior to such communications. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the applicable portion of the Aggregate Merger Consideration with respect to such

Company Common Stock may be delivered to a Person other than the Person in whose name the Stock Certificate or Stock Certificates so surrendered is registered, if, upon presentation to Parent, such Stock Certificate or Stock Certificates shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the applicable portion of the Aggregate Merger Consideration to a Person other than the registered holder of such Stock Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2(a), each Stock Certificate or Company Warrant shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration payable with respect to such Stock Certificate or Company Warrant pursuant to Section 3.1.
(b)    Payment of Merger Consideration. The applicable portion of the Aggregate Merger Consideration in respect of the Company Common Stock or Company Warrants shall be paid to each holder thereof, without interest, by wire transfer of immediately available funds to an account designated in writing by such holder, promptly following valid tender by such holder of its Company Common Stock or Company Warrant, together with an appropriately completed Letter of Transmittal relating thereto.
(c)    Escrow Amount and Retention Bonus Agreement.
(i)    On or prior to the Closing Date, the Company shall enter into Retention Bonus Agreements with certain Employees of the Company that provide for bonus awards to such Employees; provided, however, in no event shall the aggregate amount of such awards exceed $175,000.
(ii)    On the Closing Date, Parent shall wire the Escrow Amount, in immediately available funds, to the Escrow Agent.
(iii)    In the event that any amount becomes due and payable under the Retention Bonus Agreements pursuant to the terms set forth therein, Parent and Sellers’ Representative shall deliver a joint written instruction directed to the Escrow Agent to release the applicable portion of the Escrow Amount to Parent and Parent shall pay such portion to the applicable Persons (subject to any withholding, tax or other applicable deduction required by law); provided, however, that such amount will not be deemed to have become due and payable, and Parent and Sellers’ Representative shall not be required to deliver the joint written instruction, unless and until the applicable Persons have executed and returned to Parent the Confidential Release Agreements in accordance with the terms and conditions of the Retention Bonus Agreements, and the applicable revocation period set forth therein has expired.
(iv)    With respect to Employees that have executed Retention Bonus Agreements but who have not satisfied the conditions to receipt of their respective bonuses pursuant to the terms set forth therein, Parent and Sellers’ Representative shall deliver a joint written instruction directed to the Escrow Agent to release the remaining portion of the Escrow Amount to the Sellers’ Representative and Sellers’ Representative shall deliver such Escrow Amount to the Stockholders in satisfaction of their respective rights to receive the Escrow

Amount Consideration Per Share.
Purchase Price Adjustment.
(c)    Not less than three Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent an estimated consolidated balance sheet of the Company as of the opening of business on the Closing Date (the “Estimated Balance Sheet”) together with (i) a schedule (the “Preliminary Adjustment Report”) showing the Company’s estimate, with reasonable supporting detail as to such calculation, of the amount of (A) Closing Date Net Working Capital prior to any purchase accounting adjustments (the “Estimated Net Working Capital”) and the resulting Adjustment Amount and (B) Closing Date Cash (the “Estimated Closing Date Cash”). On the Business Day prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Preliminary Aggregate Merger Consideration Report”), which shall set forth an estimate, with reasonable supporting detail as to such calculation, of the Aggregate Merger Consideration (the “Estimated Aggregate Merger Consideration”) and the Merger Consideration Per Share. In connection with Parent’s review of the Estimated Balance Sheet, the Preliminary Aggregate Merger Consideration Report and the Preliminary Adjustment Report, the Company shall grant the Parent’s Representatives reasonable access to the books and records of the Company during normal business hours of operation, subject to Section 7.6. “Adjustment Amount” means the difference, which may be a positive or negative number, of (i) the Estimated Net Working Capital less (ii) the Target Net Working Capital.
(d)    As soon as reasonably practical after the Closing, but in no event more than ninety (90) days after the Closing Date, Parent shall prepare a final consolidated balance sheet of the Company as of the opening of business on the Closing Date (the “Closing Balance Sheet”), together with (i) a schedule showing (A) the Closing Date Net Working Capital prior to any purchase accounting adjustments and (B) the Closing Date Cash and the resulting purchase price adjustment to be made in accordance with Section 3.3(f) (the “Final Adjustment Report”) and (ii) a schedule showing Parent’s calculation of the Aggregate Merger Consideration, the Merger Consideration Per Share and the resulting purchase price adjustment proposed to be made in accordance with Section 3.3(f) (the “Final Aggregate Merger Consideration Report”). The parties agree that the purpose of determining the Closing Balance Sheet, the Final Adjustment Report and the Final Aggregate Merger Consideration Report is to measure changes in the same as of the Closing Date, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodologies for the purpose of determining the Closing Balance Sheet, the Final Adjustment Report and the Final Aggregate Merger Consideration Report.
(e)    Within forty-five (45) days after receipt of the Closing Balance Sheet, the Final Aggregate Merger Consideration Report and the Final Adjustment Report, the Sellers’ Representative (as hereinafter defined) may, by written notice to Parent, object to the Closing Balance Sheet, the Final Adjustment Report, the Final Aggregate Merger Consideration Report or any of Parent’s calculations of Closing Date Net Working Capital or Closing Date Cash or Parent’s calculation of the Aggregate Merger Consideration or Merger Consideration Per Share and the resulting purchase price adjustment set forth in the Final Adjustment Report or the Final

Aggregate Merger Consideration Report. If the Sellers’ Representative objects to any of the foregoing in good faith, the Sellers’ Representative shall within such forty-five (45) day period deliver written notice of its objection (the “Objection Notice”) to Parent setting forth: (i) which of the Closing Balance Sheet, the Final Adjustment Report, the Final Aggregate Merger Consideration Report or any of Parent’s calculations of Closing Date Net Working Capital or Closing Date Cash or Parent’s calculation of the Aggregate Merger Consideration or Merger Consideration Per Share and the resulting purchase price adjustment set forth in the Final Adjustment Report or the Final Aggregate Merger Consideration Report is being disputed (the “Disputed Items”) and the basis for such dispute and (ii) specifying the Sellers’ Representative’s calculation of the Disputed Items. In connection with determining whether it desires to prepare an Objection Notice, or with the preparation of the Objection Notice, Parent shall grant the Sellers’ Representative’s Representatives reasonable access to all of the books and records of the Surviving Corporation during normal business hours of operation, subject to Section 10.1(b). If the Sellers’ Representative fails to deliver an Objection Notice that complies with this Section 3.3(c) during such forty-five (45) day period, and such failure is not due to Parent’s failure or refusal to satisfy its obligation to grant the Sellers’ Representative reasonable access pursuant to the terms of this Section 3.3(c), then the Closing Balance Sheet, the Final Adjustment Report and the Final Aggregate Merger Consideration Report and all of Parent’s calculations therein shall be deemed final and the determination of the purchase price adjustment as set forth in shall be conclusive and binding.
(f)    For thirty (30) days after delivery of any Objection Notice, the Sellers’ Representative and Parent shall attempt to resolve all Disputed Items between them. If the Sellers’ Representative and Parent cannot resolve all such Disputed Items within such thirty (30) day period, the unresolved Disputed Items shall be determined by a regionally recognized independent public accounting firm mutually satisfactory to the Sellers’ Representative and Parent (the “Arbiter”). Promptly, but not later than thirty (30) days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations by Parent and the Sellers’ Representative to the Arbiter and not by independent review) only those then unresolved Disputed Items and shall render a report as to its resolution of such Disputed Items and the resulting calculations. For purposes of the Arbiter’s determination, the amounts to be included shall be the appropriate amounts from the Closing Balance Sheet, the Final Aggregate Merger Consideration Report or the Final Adjustment Report, as the case may be, as to items that are not Disputed Items, and the amounts determined by the Arbiter, as to Disputed Items that are submitted for resolution by the Arbiter. In resolving any Disputed Item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party in the Closing Balance Sheet, Final Adjustment Report, Final Aggregate Merger Consideration Report or Objection Notice or less than the lowest value for such item claimed by either party in the Closing Balance Sheet, Final Adjustment Report, Final Aggregate Merger Consideration Report or Objection Notice. The Sellers’ Representative and Parent shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding.
(g)    The fees, costs and expenses of the Arbiter’s review and report shall be allocated to and borne by Parent, on one hand, and the Stockholders, on the other hand, based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to one thousand Dollars ($1,000) and the Arbiter awards six hundred Dollars ($600) in favor of Sellers’ Representative’s position, sixty percent (60%) of the costs of its review would be borne by Parent and forty percent (40%) of the costs would be borne by the Stockholders.
(h)    Final Adjustment.
(i)    To the extent there is a Final Deficit, then the Aggregate Merger Consideration shall be reduced by the amount of such Final Deficit (i) first by reducing the Aggregate Closing Note Consideration and (ii) then, if necessary, reducing the Aggregate Stock Consideration.
(ii)    To the extent there is a Final Surplus, the Aggregate Merger Consideration shall be increased by the amount of such Final Surplus and such increase shall be paid to the Sellers’ Representative by Parent. To the extent the Aggregate Merger Consideration is increased pursuant to this Section 3.3(f)(ii) Parent shall, within two Business Days following the determination of the Final Surplus with this Section 3.3, deliver such amount by wire transfer to an account designated by Sellers’ Representative and Sellers’ Representative shall distribute such amount to the Stockholders in accordance with their Pro Rata Percentages.
No Further Ownership Rights. The Aggregate Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to all shares of Company Common Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Stock Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock are presented to the Surviving Corporation or Parent for any reason, they shall be cancelled and exchanged as provided in this Article III.
Lost Certificates and Lost Warrants. Notwithstanding anything herein to the contrary, in the event any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (and, if required by Parent, upon the provision of a customary and reasonable contractual indemnity against any claims that may be made against Parent or the Surviving Corporation with respect to such Stock Certificate), by the Person claiming to be the holder of such lost, stolen or destroyed Stock Certificate will pay in exchange for such lost, stolen or destroyed Stock Certificate the amount of Aggregate Merger Consideration, if any, to which such holder would be entitled pursuant to Section 3.1 of this Agreement.
Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock or to any designee of such holder, pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of any state or foreign Law with respect to Taxes. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company in respect of which such deduction and withholding was made by Parent.
Escheatment. If any Stock Certificate shall not have been surrendered immediately prior to such date on which any portion of the Aggregate Merger Consideration with respect thereto would otherwise escheat to or become the property of any Governmental Body, any such portion of the Aggregate Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. To the extent that any portion of the Aggregate Merger Consideration is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, none of Parent, Merger Sub, the Surviving Corporation, the Company or the Stockholders Representative shall be liable to any Person in respect thereof.
ARTICLE IV -    CLOSING AND TERMINATION
Closing Date.
(d)    Subject to the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Davis Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, CO 80202 (or at such other place as Parent and the Company may designate in writing) at 10:00 a.m. (Eastern time) on a date to be specified by Parent and the Company, which date shall be no later than the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by Parent and the Company. The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date”.
(e)    Parent and the Company shall in good faith prepare a closing statement in connection with the Closing setting forth, among other things, the payments and deliveries to be made at Closing, which shall be conclusive and binding upon the Parent, Merger Sub and the Stockholders.
Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time as follows:
(i)    at the election of the Company or Parent on or after the date which is 45 days following the date hereof (the “Outside Date”), if the Effective Time shall not have then occurred by the close of business on such date; provided, however, that neither the Company nor Parent shall be entitled to terminate this Agreement on or after the Outside Date if the principal reason the Merger shall not have been consummated by such time is the material breach of this Agreement by such party.
(j)    by mutual written consent of the Company and Parent;

(k)    by the Company or Parent, if there shall be in effect a final nonappealable Order of (i) a Governmental Body of competent jurisdiction or (ii) any other Person, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);
(l)    by Parent, if (A) (x) Parent and Merger Sub are not then in material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement, and (y) any of the conditions set forth in Section 8.1(a) or Section 8.1(b) is incapable of fulfillment, or if the breach giving rise to the failure of any such conditions to be satisfied is capable of being cured, such breach shall not have been cured within (i) thirty (30) days following receipt by the Company of written notice of such breach from Parent or (ii) if the Company is taking reasonable steps to cure such breach, sixty (60) days following the Company’s receipt of such notice or (B) the condition set forth in Section 8.1(i) is incapable of fulfillment; or
(m)    by the Company, if (x) the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (y) any of the conditions set forth in Section 8.2(a) or Section 8.2(b) is incapable of fulfillment, or if the breach giving rise to the failure of any such conditions to be satisfied is capable of being cured, such breach shall not have been cured within (i) thirty (30) days following receipt by Parent of written notice of such breach from the Company or (ii) if Parent is taking reasonable steps to cure such breach, sixty (60) days following Parent’s receipt of such notice.
Procedure Upon Termination. In the event of termination of this Agreement by Parent or the Company, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate (except for those provisions which by their terms survive termination), and the Merger contemplated hereby shall be abandoned, without further action by Parent or the Company.
Effect of Termination. In the event that this Agreement is validly terminated in accordance with Sections 4.2 and 4.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, Merger Sub or the Company; provided, however, no such termination shall relieve any party hereto from liability for any breach of this Agreement and, provided, further, that the obligations of the parties set forth in this Section 4.4, Sections 7.6 (Confidentiality) and 7.7 (Publicity), Section 9.4 (Survival) and Article XI (Miscellaneous) hereof shall survive any such termination and shall be enforceable hereunder.
ARTICLE V -    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that:
Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and governmental authorizations to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, the Company is duly licensed or qualified to do business as a foreign corporation in each other jurisdiction where such license or qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Complete and accurate copies of the Company Organizational Documents have been made available to Parent or its Representatives, and each such instrument is in full force and effect and no other organizational documents are applicable or binding upon the Company. The Company is not in material violation of any of the provisions of the Company Organizational Documents.
Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, except for the Written Consent. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), this Agreement constitutes, and each of the Company Documents will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
Conflicts; Consents of Third Parties.
(a)    Except as set forth on Schedule 5.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of acceleration, termination or cancellation of any obligation under, require a consent or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a material benefit under or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Company Organizational Documents; (ii) any Material Contract or material Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order applicable to the Company by which any of the properties or assets of the Company are bound; or (iv) any applicable Law.
(b)    Except as set forth on Schedule 5.3(b), no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any

Person (under any Contract or otherwise) or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i)  approval by the stockholders of the Merger in accordance with the DGCL and the Company Organizational Documents and (ii) the filing of the Certificate of Merger.
Capitalization.
(a)    As of the date hereof, the authorized capital stock of the Company consists of: (i) 7,000,000 shares of Company Common Stock, of which 2,572,968 shares are issued and outstanding, (ii) 1,700,000 shares of Series A Preferred Stock, of which 1,620,766 are issued and outstanding and (iii) Company Warrants to purchase 326,309 shares of Company Common Stock. As of the date hereof, 492,050 shares of Company Common Stock are reserved for issuance under the Stock Plans, of which (i) 232,303 shares are reserved for issuance upon exercise of Company Options outstanding as of the date of this Agreement, (ii) zero shares were issued as restricted stock pursuant to a Stock Plan and (iii) 259,747 shares are reserved for future award grants under the under the Stock Plans. Except as set forth in this Section 5.4(a), there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding.
(b)    Except as set forth on Schedule 5.4(b), (i) all outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Organizational Documents or any Contract to which the Company is a party or otherwise bound and are free and clear of all Liens; and (ii) there is no liability for dividends accrued and unpaid by the Company with respect to the Company Common Stock.
(c)    Except as set forth on Schedule 5.4(c), as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which any of them is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company.
(d)    Except pursuant to the Company Organizational Documents or as set forth on Schedule 5.4(d), the Company has no obligation to repurchase, redeem or otherwise acquire any shares of capital stock or equity interests of the Company, and except for the obligations on Schedule 5.4(d) or as expressly contemplated by this Agreement, there are no amounts payable or which will become payable to holders of Company Options, Company Warrants or the Company’s capital stock or equity interests.
(e)    Schedule 5.4(e) sets forth a true and correct list as of the date hereof of all (i) holders of record of any Company Common Stock and Preferred Stock and the number of shares held, (ii) outstanding Company Options, the number of shares of Company Common Stock underlying such outstanding Company Options and the exercise price of such outstanding Company Options and (iii) outstanding Company Warrants, the number of shares of Company Common Stock underlying such outstanding Company Warrants and the exercise price of such outstanding Company Warrants. In respect of the outstanding Company Options, Schedule 5.4(e) sets forth, in respect of each Company Option, the following: identification of the holder, type of option (i.e., incentive stock option under Section 422 of the Code or non-qualified option), the Stock Plan pursuant to which it was granted, the number of shares of Company Common Stock subject to such Company Option, the date of grant, the expiration date, the exercise price, the vesting schedule and any acceleration that is automatic or has been granted in connection with the Merger. Except as otherwise set forth on Schedule 5.4(e), each Company Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the Company Common Stock underlying such Company Option on the grant date thereof and was otherwise issued in compliance with all applicable Laws. Other than as set forth in Schedule 5.4(e), the Company has no Stock Plans.
Subsidiaries. The Company does not have any Subsidiaries and has never had any Subsidiaries. The Company does not hold any equity or similar interest in any other Person and has never held any such equity or similar interest.
Financial Statements.
(a)    Schedule 5.6(a) sets forth the following financial statements of the Company (the “Financial Statements”): (a) the balance sheet of the Company at December 31, 2011 (the “Balance Sheet Date”, and such December 31, 2011 balance sheet, the “Balance Sheet”), and the related statements of operations, stockholders’ equity and cash flows for the fiscal year ended December 31, 2011, (the “Audited Financial Statements”); and (b) the unaudited balance sheet of the Company as of June 30, 2011 (the “Interim Balance Sheet Date” and such June 30, 2011 balance sheet, the “Interim Balance Sheet”), and the related unaudited statements of operations and cash flows for the five month period ended May 31, 2011 (the “Unaudited Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP consistently applied, (ii) have been prepared from the books and records of the Company (which are themselves complete and accurate in all material respects) and (iii) fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated therein; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.
(b)    Since January 1, 2009, the Company has not received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, or methods of the Company or its internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or has engaged in questionable accounting or auditing practices.

No Undisclosed Liabilities. The Company does not have any liabilities of the type that would be required to be reflected on the face of a balance sheet, or in the notes thereto, prepared in accordance with GAAP, other than (i) liabilities reflected on the Balance Sheet or in the notes thereto in accordance with GAAP, and (ii) liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date.
Absence of Certain Developments. Except as set forth on Schedule 5.8 or as expressly required by this Agreement, since the Balance Sheet Date (i) except as otherwise permitted by Section 7.2(b) or required by this Agreement, the Company has conducted its business in the Ordinary Course of Business, (ii) there have not been any events, conditions or changes that individually or in the aggregate has had or would be reasonably likely to have a Material Adverse Effect and (iii)  the Company has not taken any action through the date hereof, that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 7.2(b).
Taxes.
(a)    The Company has timely filed all material Tax Returns required to be filed by it and such Tax Returns are true, complete and correct in all material respects, and have paid all Taxes shown as due on such Tax Returns.
(b)    There has been no extension of time within which to file any such Tax Return is in effect.
(c)    All material amounts collected or withheld by the Company for the payment of Taxes have been, or will be, timely remitted to the taxing authority to whom such payment is due.
(d)    No material examination, claim, assessment, deficiency or other Legal Proceeding is pending or, to the Company’s Knowledge, threatened with regard to any Taxes or Tax Returns of the Company. There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company.
(e)    The Company (A) is not and has never ever been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has no liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.
(f)    The Company is not a party to, bound by or subject to any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, other than provisions of leases, licenses, loans and similar agreements entered into in the Ordinary Course of Business.
(g)    No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company in the preceding five (5) years.

(h)    The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.
(i)    The Company has not been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies in the preceding three (3) years.
(j)    The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(k)    No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the code (relating to “FIRPTA”).
(l)    Notwithstanding anything in this Agreement, the representations and warranties in this Section 5.9, (i) are the sole and exclusive representations and warranties of the Company concerning Tax matters, and (ii) refer only to the past activities of the Company and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any Tax periods (or portions thereof, including the portion of any Straddle Period beginning after the Closing Date as determined under Section 7.1(b)) beginning after, or Tax positions taken after, the Closing Date; provided, however, that the foregoing shall not terminate, amend, alter, modify or otherwise affect or change the Stockholders’ obligations with respect to Pre-Closing Taxes pursuant to this Agreement or Parent’s rights with respect thereto.
Real and Personal Property. The Company does not own any real property. Schedule 5.10(b) lists each property or premises currently leased or subleased by the Company or which the Company has an option to lease or sublease (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord (or sublandlord, as applicable), the name of the entity holding such leasehold interest, the street address and unit number of each Leased Real Property and the current expiration date of such Lease. True, correct and complete copies of all Leases and all amendments, extensions, renewals, guaranties and other agreements with respect thereto (collectively, the “Lease Documents”) have been made available to Parent. The Company has a good and valid leasehold interest in each Lease, free and clear of any and all Liens, except for Permitted Exceptions. Neither the Company, nor to the Knowledge of the Company, any landlord or other party, is in material default or breach (including after expiration of applicable notice and cure periods) under any of the Lease Documents, and, to the Knowledge of the Company, no material defaults (whether or not subsequently cured) by the Company, or any landlord or other party, have been alleged thereunder. The Company has not given or received any written notice of material default under any Lease Document. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. Except in connection with the Credit Agreement, the Company has not collaterally assigned or granted any security interest in any Lease or any interest therein.

Title and Sufficiency of Assets. The Company has good and valid title to, or, in the case of leased properties and assets, valid and enforceable leasehold interests in, all of the assets reflected on the Interim Balance Sheet or thereafter acquired, other than inventory disposed of since the Interim Balance Sheet Date in the Ordinary Course of Business, in each case free and clear of all Liens, except for Permitted Exceptions. The assets and properties owned by, or leased to, the Company are sufficient for the conduct of the business and operation of the Company as currently conducted.
Intellectual Property.
(a)    Schedule 5.12(a) sets forth a true and complete list of (i) all registered patents and patent applications, registered and unregistered Trademarks and Trademark applications, registered copyrights and copyright applications, domain names and material non-registered Intellectual Property, including software, computer programs and other applications that are owned by the Company (collectively with all other material Intellectual Property owned by the Company, the “Company Owned Intellectual Property”), (ii) licenses of Intellectual Property granted by any Person to the Company (and whether such license or similar agreement is exclusive), except for shrink-wrap and click-through licenses and licenses of commercially available off-the-shelf software (the “Company Licensed Intellectual Property”), and (iii) licenses of Company Owned Intellectual Property by the Company to any Person (and whether such license or similar agreement is exclusive). All Company Owned Intellectual Property is valid, subsisting and enforceable. Without limiting the generality of the foregoing, the Company has taken commercially reasonable steps to maintain and protect such Company Owned Intellectual Property and will continue to maintain and protect such Company Owned Intellectual Property as of the Closing so as not to adversely affect the validity or enforceability thereof. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all Intellectual Property necessary for the conduct of the business and operation of the Company as currently conducted.
(b)    Except as set forth on Schedule 5.12(b), the Company: (i) is the owner, free and clear of all Liens (except Permitted Exceptions), of each listed item of Company Owned Intellectual Property, and (ii) has a valid and enforceable license to use each item of Company Licensed Intellectual Property in the operation of its business as currently conducted.
(c)    No proceedings, actions, suits, hearings, arbitrations, investigations, charges, complaints, claims, demands or similar actions have been instituted, are pending or, to the Knowledge of the Company, are threatened that challenge the rights of the Company in or to the validity, enforceability, use or ownership of the Company Owned Intellectual Property, or use of the Company Licensed Intellectual Property, and to the Knowledge of the Company, there are no reasonable grounds for same. Neither the use by the Company of the Company Owned Intellectual Property or the Company Licensed Intellectual Property, nor the conduct of its business as currently conducted infringes upon, interferes with, dilutes, misappropriates, conflicts with or otherwise violates any material Intellectual Property rights of any Person. There are no pending claims asserted or threatened by the Company in respect to an infringement or misappropriation by a Person of any Company Owned Intellectual Property and, to the

Knowledge of the Company, no Person is engaging in any activity that infringes or misappropriates the Company Owned Intellectual Property. Except as described on Schedule 5.12(c), the Company (i) has not received any written claim or notice involving the Company Owned Intellectual Property alleging any infringement, violation or misappropriation of, or offer to license, any Person’s rights in any Intellectual Property, and (ii) has not been or is not subject to any Order imposed by any Governmental Body that may affect the use, validity or enforceability of any of the Company Owned Intellectual Property. The Company is not in material breach or material default in the performance of any obligation required in connection with any license relating to the Company Licensed Intellectual Property, nor to the Knowledge of the Company is any other party thereto, nor has an event occurred that with notice or lapse of time would constitute a material breach or material default by the Company or permit termination or modification of such agreement, and no such material default is currently threatened in writing either by or against the Company. Except as set described on Schedule 5.12(c), there is no claim or demand of any Person pertaining to, or any proceeding that is pending or, to the Knowledge of the Company, threatened, that challenges the rights of the Company in respect of any licenses relating to the Company Licensed Intellectual Property.
(d)    The Company has taken commercially reasonable actions, consistent with prevailing United States industry standards, to protect and preserve the confidentiality of their trade secrets and other confidential information, including not disclosing such trade secrets except pursuant to a confidentiality agreement. Schedule 5.12(d) lists all past and present employees and contractors of the Company, and from each of whom the Company has obtained a valid and enforceable written agreement vesting ownership in the Company in all Intellectual Property developed by such persons in the course of any such employee’s employment and any such contractor’s performance of its contract.
(e)    None of the proprietary software in the Company Owned Intellectual Property contained in the products distributed by the Company uses, incorporates or has embedded in it any Open Source Software. None of the source code included among the Company Owned Intellectual Property has been disclosed or otherwise released to any Person, including to any escrow agent.
(f)    The Company takes commercially reasonable actions, consistent with prevailing United States industry standards, to protect the confidentiality, integrity and security of its software, databases, systems, and networks and Internet sites, and all confidential information stored or contained therein or transmitted thereby from any materially adverse or unauthorized use, access, interruption or modification by any Person.
Material Contracts.
(a)    Schedule 5.13(a) sets forth all of the following Contracts to which the Company is a party or by which any of them or their assets are bound (excluding any Contract covered by Section 5.14(a)) (each a “Material Contract” and, collectively, the “Material Contracts”) which:
(i)    together with any group of related Contracts, involve obligations of, or payments to, the Company in excess of $50,000 per year or $100,000 in the aggregate;
(ii)    contain covenants of the Company or any successor thereto not to compete or not to engage in any line of business or conduct business in any geographical area or with any Person;
(iii)    limiting the ability of the Company to incur Company Indebtedness, to guarantee or otherwise become responsible for Company Indebtedness of any other Person or to create Liens;
(iv)    contain a most favored customer or similar price-related provisions in favor of any customer or other counterparty or oblige the Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;
(v)    are made with any Affiliate, any Stockholder, any trustee of any Stockholder, any current officer or director of the Company or, with respect to each of the foregoing Persons that is an individual, to the Knowledge of the Company, any immediate family member of such Person (each of the foregoing, a “Related Person”);
(vi)    provide for the incurrence of Company Indebtedness or the making of any loans;
(vii)    creates or governs any partnership, limited liability company or joint venture or similar arrangement;
(viii)    relate to the acquisition or disposition by the Company of any operating business, non-current assets or the capital stock of any other Person;
(ix)    create a Lien (other than Permitted Exceptions) upon any assets (including any Lien placed on any Company Owned Intellectual Property );
(x)    reflect a settlement entered into not more than three (3) years prior to the date of this Agreement under which the Company has any continuing obligations, liabilities, or rights (excluding releases); or
(xi)    involve the lease of real property (which are individually or in the aggregate material to the business of the Company) to or by the Company.
(b)    All Material Contracts are valid, binding and in full force and effect and are enforceable by the Company in accordance with their terms. The Company has performed all material obligations required to be performed by it to date under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder and, to the Knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder. Correct copies of all written Material Contracts, together with all written modifications and amendments thereto substantially changing the business terms of such Contracts, have been made available to Parent.
Employee Benefits Plans.
(a)    Schedule 5.14(a) sets forth a list of each material plan, program, policy or Contract providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is sponsored, maintained or contributed to by the Company under which any current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company (an “Employee”) has any present or future right to benefits (collectively, the “Benefit Plans”). Except as indicated on Schedule 5.14(a), the Company has made available to Parent true and complete copies of each Benefit Plan.
(b)    Each Benefit Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws, including but not limited to ERISA and the Code. Each Benefit Plan intended to qualify under Section 401 of the Code has received a favorable determination letter, or can rely on an IRS opinion letter, as to its qualification, and nothing has occurred that would reasonably be expected to adversely affect such qualification. No event has occurred and no condition currently exists that would reasonably be expected to cause the Company either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to be subject to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.
(c)    There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Benefit Plan.
(d)    No Benefit Plan is under audit or, to the Knowledge of the Company, investigation by, or is the subject of a proceeding with respect to, the IRS, the DOL or the PBGC, nor, to the Knowledge of the Company, is any threatened.
(e)    Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan intended to be grandfathered and not subject to the Code Section 409A rules has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Benefit Plan provides any Employee with any amount of additional compensation if such Employee is provided compensation subject to the excise taxes applicable under Section 409A or 4999 of the Code.
(f)    No Benefit Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, and neither the Company, nor any member of its Controlled Group, has any obligation to contribute, or has incurred any liability in respect of a contribution, to any such plan. No Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Company has not at any time within the past six years sponsored or contributed to, or has any liability or obligation in respect of, any multiemployer plan or to any plan described in Section 413 of the Code.
(g)    Since August 12, 2009 and, to the Knowledge of the Company with respect to the periods prior to August 12, 2009, the Company has not ever maintained, established, sponsored, participated in or contributed to any self-insured medical or life insurance plan (other than a health flexible spending account) that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).
(h)    Except as contemplated by this Agreement, the execution of, and performance of the transactions contemplated in, this Agreement (whether alone or in connection with subsequent events) will not constitute an event under any Benefit Plan or other arrangements that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employees, or result in “parachute payments” (as defined in Section 280G of the Code), including any payments under any of the Employee Plans which would not be deductible under Section 280G of the Code.
(i)    Except as set forth on Schedule 5.14(i), there are no severance Contracts, plans, policies or similar obligations for which the Company is responsible or has any liability.
Labor.
(a)    The Company is not a party to, or bound by, any labor or collective bargaining agreement, Contract or other arrangement or understanding with a labor union or labor organization.
(b)    There are no (i) strikes, work stoppages, work slowdowns, lockouts or other material labor controversies pending or, to the Knowledge of the Company, threatened against or involving the Company, (ii) to the Knowledge of the Company, union organization campaigns with respect to employees of the Company have been conducted within the past three years and no disputes concerning representation of such employees exists; (iii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company, or (vi) written communications received by the Company of the intent of any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company and, to the Knowledge of the Company, no such investigation is in progress. The Company is in compliance in all material respects with all applicable Laws relating to employment, termination of employment, wages, hours, withholding and classification of service providers.
Legal Proceedings. Except as set forth on Schedule 5.16, there are no (i) to the Knowledge of the Company, investigations by a Governmental Body pending or threatened affecting the Company; or (ii) Legal Proceedings entered against, involving, pending or, to the

Knowledge of the Company, threatened in writing against the Company, except, in either case, for such investigations or Legal Proceedings that if adversely determined would not be reasonably likely to be material to the Company (individually or in the aggregate).
Compliance with Laws; Permits.
(a)    The Company is in compliance in all material respects with all Laws of any Governmental Body applicable to its business or operations. Except with respect to immaterial violations of any Laws, the Company has not received any written notice of, has Knowledge of or has been charged with, the violation of any Laws.
(b)    The Company has all Permits which are required for the operation of its business as presently conducted, except where the absence of which would not be reasonably likely to be material to the Company (individually or in the aggregate). The Company is not in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any Permit to which it is a party.
Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws. The Company has not caused, arranged or allowed, or contracted with any party for, the transportation, treatment, storage or disposal of any Hazardous Material in violation of any Environmental Law. To the Company’s Knowledge, no Hazardous Material has been released into the environment on or from the Company’s premises, or is present at such premises in form or condition, which is required under applicable Environmental Laws to be abated or remediated by the Company would otherwise reasonably be expected to result in material liability under applicable Environmental Laws to the Company. To the Company’s Knowledge, there are no past or present conditions, events, circumstances or facts that have formed, or can reasonably be expected to form the basis of any claim or Legal Proceedings against or involving the Company based on or related to any violation of any Environmental Law.
Financial Advisors. Except as set forth on Schedule 5.19, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and, except as set forth on Schedule 5.19, no Person is entitled to any fee or commission or like payment from the Company Parent in respect thereof. True and complete copies of each agreement with any Person identified on Schedule 5.19 have been made available to Parent or its Representatives.
Insurance. The material insurance policies maintained with respect to the Company and its assets and properties are set forth on Schedule 5.20 and true, correct and complete copies have been made available to Parent and its Representatives. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive premium adjustments that are not yet, but may be required to be, paid with respect to any period ending prior to the Closing Date), no material claim is pending under which coverage has been questioned, denied or disputed by the underwriters of such policies, all known incidents that could reasonably be expected to result in claims after the Closing have been notified to the relevant insurers prior to the Closing, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.
Customers.
(a)    Schedule 5.21(a) sets forth a true and complete list of (i) each customer from whom the Company receives or reasonably expects to receive more than $100,000 in aggregate payments on an annualized basis (including customers who have entered into Contracts with the Company but who have not yet received any products or services thereunder) (each such customer, a “Material Customer”) and (ii) the monthly revenues received by the Company from each Material Customer for each of the twelve months ending June 30, 2012.
(b)    Except as set forth on Schedule 5.21(b), no Material Customer of the Company has (i) terminated its business with the Company, and (ii) to the Knowledge of the Company, no Material Customer intends to terminate its relationship with the Company.
Suppliers. Schedule 5.22 sets forth a true and complete list of each supplier to whom the Company makes or reasonably expects to make more than $100,000 in aggregate payments on an annualized basis (including suppliers who have entered into Contracts with the Company but who have not yet delivered any products or services thereunder) (each such supplier, a “Material Supplier”). Except as set forth on Schedule 5.22, no Material Supplier of the Company has (i) terminated or materially decreased its business with the Company, and (ii) to the Knowledge of the Company, no Material Supplier intends to terminate its relationship or materially decrease its business with the Company.
Transactions with Affiliates. Except as set forth on Schedule 5.13(a) or Schedule 5.23, no Contract between the Company, on the one hand, and any Stockholder or other Related Person or any of its respective Affiliates, on the other hand, existed during the past year or will continue in effect subsequent to the Closing.
Approval; Takeover Statutes.
(a)    No state takeover statute or similar statute or regulation or charter or by-law anti-takeover provision applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated hereby. The board of directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL, including Section 203 of the DGCL, will not apply to the Merger.
(b)    The only required approval of the stockholders of the Company of this Agreement and the Merger is the Written Consent.
ARTICLE VI -    REPRESENTATIONS AND WARRANTIES OF PARENT
Parent and Merger Sub hereby jointly and severally represent and warrant to the

Company that:
Organization and Good Standing of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and governmental authorizations to own, lease and operate its properties and carry on its business as it is now being conducted Parent is duly licensed or qualified to do business as a foreign corporation in each other jurisdiction where such license or qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and governmental authorizations to own, lease and operate properties and carry on its business as it is now being conducted. Merger Sub is a newly-formed corporation organized for the sole purpose of being merged with and into the Company as part of the Merger and has no assets, liabilities or properties and otherwise does not conduct any business.
Authorization of Agreement. Parent and Merger Sub each have all corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (the “Parent Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Parent Document, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary respective corporate action on behalf of Parent and Merger Sub. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by Parent and Merger Sub (and assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
Conflicts; Consents of Third Parties.
(f)    Except as set forth on Schedule 6.3(a) hereto, none of the execution and delivery by Parent or Merger Sub of this Agreement or the Parent Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of acceleration, termination or cancellation of any obligation under, require a consent or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a material benefit under or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of

(i) the certificate of incorporation and by-laws of Parent or Merger Sub; (ii) any material Contract or material Permit to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; (iii) any Order applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such items that would not, individually or in aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
(g)    Except as set forth on Schedule 6.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent with any of the provisions hereof or thereof, except for the filing of the Certificate of Merger.
(h)    The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.
Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
SEC Reports and Financial Statements.
(c)    Since January 1, 2009, Parent has timely filed or furnished with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, respectively, (ii) all proxy statements relating to meetings of stockholders of Parent since January 1, 2009 (in the form mailed to stockholders) and (iii) all other forms, reports and registration statements required to be filed or furnished by Parent with the SEC since January 1, 2009. The documents described in clauses (i)-(iii) above (whether filed or furnished before, on or after the date of this Agreement), as amended prior to the date of this Agreement, are referred to in this Agreement collectively as the “Parent SEC Documents.” As of their respective dates (or amendment dates, if amended prior to the date of this Agreement), the Parent SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the

Securities Act, Sarbanes-Oxley Act of 2002 (“SOX”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as the case may be.
(d)    The December 31, 2011 consolidated balance sheets of Parent and the related consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows (including, in each case, the related notes, where applicable), as reported in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC under the Exchange Act fairly present, and the financial statements to be filed by Parent with the SEC after the date of this Agreement and prior to the Effective Time will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects in accordance with GAAP, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Eisneramper LLP, the independent public accounting firm of Parent has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(e)    Except as set forth on Schedule 6.5(c), there are no outstanding or unresolved comments received from the SEC with respect to Parent SEC Documents. No executive officer of Parent has failed in any respect to make the certification required of him or her under Sections 302 or 906 of SOX and to the Knowledge of Parent no enforcement action has been initiated against Parent relating to disclosures contained in any Parent SEC Documents.
(f)    Since the date Parent was listed on the NYSE MKT, Parent has complied in all material respects with the applicable listing and corporate governance rules of the NYSE MKT.
Financial Advisors. Except as set forth on Schedule 6.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission.
Non-Reliance. Parent and Merger Sub acknowledge that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the business or any Stockholder, except as expressly set forth in this Agreement. Parent and Merger Sub further agree that neither the Company nor any other Person will be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent or Merger Sub’s use of, any such information, including, without limitation, any information, document or material made available to Parent or Merger Sub or either of their respective representatives in connection with Parent and Merger Sub’s due diligence investigation of the Company, including in any management presentations or in any other form in expectation of the transactions contemplated by this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, THE COMPANY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE STOCKHOLDERS OR THE COMPANY, THE BUSINESS, OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF THE COMPANY OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS, AND PARENT AND MERGER SUB EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY. In connection with Parent’s investigation of the Company, Parent has received from or on behalf of the Company certain estimates, forecasts, plans and financial projections. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projects, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans, and financial projections), and that Parent shall have no claim against the Company or the Stockholders with respect thereto. Accordingly, neither the Stockholders nor the Company make any representation or warranty with respect to such estimates, forecasts, plans and financial projections (including the underlying assumptions). Notwithstanding the foregoing, or anything in this Agreement to the contrary, nothing in this Section 6.7 shall affect, amend, terminate, alter or otherwise change any of the representations and warranties set forth in this Agreement or the Company Documents, nor shall anything in this Section 6.7 affect, amend, terminate, alter or otherwise change the obligations of the Stockholders or Parent’s rights pursuant to this Agreement including under Article IX (Indemnification) hereof.
Debt Financing. Parent has provided to the Company a draft unexecuted debt commitment letter from Main Street Capital Corporation dated August 10, 2012 contemplating Ten Million Five Hundred Thousand Dollars ($10,500,000) in debt financing as described therein.
Subsidiaries.
(a)    With respect to each Subsidiary of Parent its articles of incorporation, bylaws (or equivalent organizational and governing documents) are in full force and effect. No Subsidiary is in material violation in any respect of any of the provisions of its certificate of incorporation and bylaws (or equivalent organizational and governing documents).
(b)    All of the outstanding shares of capital stock and other equity interests of each of the Subsidiaries have been validly issued and are fully paid and nonassessable, and are owned by the Parent or a Subsidiary free and clear of any Liens, with respect thereto. None of the Subsidiaries of the Parent own any of the Parent’s issued and outstanding common stock or preferred stock.
(c)    Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be (and assuming the good standing concept exists in the applicable jurisdiction), and has all requisite corporate, limited liability company or partnership power and authority and governmental authorizations to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted (except to the extent that any failure to have such power, authority and authorizations would not have a Material Adverse Effect), and is duly licensed or qualified to do business in each other jurisdiction (assuming the qualification concept exists in the applicable jurisdiction) where such license or qualification is required (except where the lack of such qualification would not have a Material Adverse Effect).
Internal Controls Over Reporting. Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Parent’s disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent’s board of directors (x) all significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by SOX, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications are complete and correct. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2011, and such assessment concluded that such controls were effective. To the Knowledge of Parent, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

Legal Proceedings. There are no Legal Proceedings entered against, involving, pending or, to the Knowledge of the Parent, threatened in writing against the Parent or any of its Subsidiaries, except for such Legal Proceedings that if adversely determined would not be reasonably likely to result in Parent Material Adverse Effect.
Compliance with Laws; Permits.
(c)    The Parent and its Subsidiaries are in compliance in all respects with all Laws of any Governmental Body applicable to their respective business or operations except where failure to comply would not be reasonably expected to have a Parent Material Adverse Effect). Except with respect to immaterial violations of any Laws, neither the Parent nor any of its Subsidiaries have received any written notice of, has Knowledge of or has been charged with, the violation of any Laws.
(d)    The Parent and its Subsidiaries have all Permits which are required for the operation of their respective businesses as presently conducted, except where the absence of which would not be reasonably likely to be material to Parent (individually or in the aggregate). Neither the Parent nor any of its Subsidiaries are in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party.
ARTICLE VII -    COVENANTS
Access to Information. During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 4.2, upon reasonable prior notice to the Company, Parent shall be entitled, through its Representatives, to reasonable access (subject to restrictions imposed by Law) during normal business hours to the properties, officers, employees, businesses and operations of the Company and such examination of the books and records of the Company as it reasonably requests and if the Company so requests, Parent or its Representatives shall be accompanied by a Representative of the Company. Notwithstanding anything herein to the contrary, no investigation or receipt of information pursuant to this Section 7.1 shall qualify any representation or warranty of the Company or the conditions to the obligations of Parent and Merger Sub.
Conduct of Business Pending the Closing.
(i)    From the date hereof until the Closing Date, except (i) as required by applicable Law, (ii) as otherwise expressly permitted by Section 7.2(b) or required by this Agreement or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall conduct the respective businesses of the Company only in the Ordinary Course of Business.
(j)    Without limiting the generality of the foregoing, except (i) as set forth on Schedule 7.2(b), (ii) as required by applicable Law, (iii) as otherwise expressly permitted by this Section 7.2(b) or required by this Agreement or (iv) with the prior written consent of Parent

(which consent shall not be unreasonably withheld or delayed), the Company shall not:
(xii)    effect any stock-split, reverse stock-split, recapitalization, reclassification or like change in the capitalization of the Company;
(xiii)    issue or sell any shares of capital stock or other securities of the Company (except for any issuance made pursuant to the exercise of any Company Option or Company Warrant outstanding as of the date of this Agreement or Series A Conversion) or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;
(xiv)    amend the Company Organizational Documents;
(xv)    other than as required by an existing Benefit Plan, agreement, policy or arrangement: (A) increase the annual level of compensation of any Employee (except for increases in the ordinary course of business consistent with past practice with respect to the non-officer Employees set forth on Schedule 7.2(b)(iv) in the amounts set forth their respective names on such Schedule 7.2(b)(iv)), (B) except for the Retention Bonus Agreements executed in accordance with this Agreement, grant any bonus, equity or equity-based compensation (or accelerate the vesting or exercisability of any such outstanding compensation as of the date of this Agreement except as contemplated by this Agreement or for such compensation that automatically accelerates by its terms in connection with the Merger, severance, benefit or other direct or indirect compensation to any Employee), (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Benefit Plan, (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving any Employee that would be a Benefit Plan if it were in existence as of the date of this Agreement (except for employment agreements entered into in the Ordinary Course of Business for non-officer employees), or (E) hire or terminate any member of the senior management of the Company;
(xvi)    acquire any properties or assets or sell assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets, including any Owned Intellectual Property, of the Company (except in the Ordinary Course of Business);
(xvii)    subject to any Lien any of the properties or assets (whether tangible or intangible) of the Company, except for Permitted Exceptions;
(xviii)    enter into any commitment for capital expenditures of the Company except for those entered into the Ordinary Course of Business that are less than $25,000 for any individual commitment and $50,000 for all commitments in the aggregate;
(xix)    enter into or agree to enter into any merger or consolidation with any Person, or acquire the securities or a substantial portion of the assets of any Person;

(xx)    incur or assume any Company Indebtedness or guarantee any such Company Indebtedness, other than borrowings under the Credit Agreement or other borrowings in the Ordinary Course of Business;
(xxi)    make any loan, advance or capital contribution to or investment in any Person;
(xxii)    initiate, compromise or settle (A) any Legal Proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement), other than non-material Legal Proceedings relating to collections, bankruptcy preference or employment claims in the Ordinary Course of Business and with respect to which such settlement does not involve any monetary obligations of the Company and does not include any injunctive or other equitable remedies, or (B) any material claim under any insurance policy for the benefit of the Company;
(xxiii)    change any method of Tax accounting, make or change any material Tax election, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;
(xxiv)    except to the extent required by Law or GAAP, make any change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;
(xxv)    change or modify in any material respect its existing credit, collection and payment policies, procedures and practices (including any acceleration in the collection of receivables or delay in the payment of payables);
(xxvi)    grant any licenses of any Owned Intellectual Property;
(xxvii)    except for entering into Contracts with customers in the Ordinary Course of Business, enter into any new Contract that would be a Material Contract if entered into on or prior to the date hereof or, except as required by their terms, terminate or amend, or modify any Material Contract or any such new Contract;
(xxviii)    loan or advance any amount to, sell, transfer, license or lease any of its assets, rights or properties to, or enter into any Contract or arrangement with any Stockholders or other Related Persons or any of their respective Affiliates (excluding the Company);
(xxix)    enter into any Contract or other agreement with any Person that provides such Person rights or entitlements in connection with the consummation of the Merger, other than as expressly permitted pursuant to this Section 7.2(b); or
(xxx)    authorize any of, or commit or agree to do, anything prohibited by this Section 7.2.
Consents. Parent and Merger Sub shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Section 6.3(a), and 6.3(b) hereof.
Tax Covenants.
(g)    Stockholders shall be liable for and pay, and pursuant to Section 9.1(a) shall indemnify and hold harmless the Parent Indemnitees (as defined herein) from and against any and all Losses incurred by any Parent Indemnitee in connection with or arising from, (i) Taxes imposed on the Company with respect to any Pre-Closing Tax Period, or for which the Company may otherwise be liable as a result of having been a member of a Company Group (including Taxes for which the Company may be liable pursuant to Treasury Regulation § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group and any Taxes resulting from the Company ceasing to be a member of any Company Group), and (ii) with respect to any Pre-Closing Tax Period that includes (but does not end on) the Closing Date (a “Straddle Period”), Taxes imposed on the Company, or for which the Company may otherwise be liable which are attributable to the portion of such Straddle Period ending on and including the Closing Date.
(h)    For purposes of Section 7.4(a), whenever it is necessary to determine the liability for Taxes of the Company for any Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis.
(i)    The Company shall deliver to Parent (i) dated not earlier than 20 days prior to the Closing Date, a statement in accordance with Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code, upon which Parent may rely in accordance with Treasury Regulation § 1.1445-2(c)(3), and (ii) the notification to the Internal Revenue Service described in Treasury Regulation § 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of the Company.
(j)    Tax Returns.
(i)    Parent shall cause the Company to prepare and timely file all Tax

Returns of the Company that are due (after taking into account all appropriate extensions) after the Closing Date. To the extent that a Tax Return relates to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with past practices, procedures and accounting methods unless otherwise required by Applicable Law, in which case Parent and the Sellers’ Representative shall mutually agree on a procedure, practice, accounting method or other contemplated treatment with sufficient legal support to avoid the imposition of Taxes in the form of penalties (and neither Parent nor Sellers’ Representative may unreasonably delay, withhold or condition its agreement). The Company’s U.S. federal income Tax Return for the Pre-Closing Tax Period ending on the Closing Date (or the Straddle Period) will claim a current deduction for seventy percent (70%) of any success-based fee in accordance with Revenue Procedure 2011-29, and a current deduction for any deductible Seller Expenses, to the extent that such amounts are paid or accrued by the Company during such Pre-Closing Tax Period as well as deductions available for any other amounts that have been paid or accrued by the Company during a Pre-Closing Tax Period.
(ii)    No later than thirty (30) days prior to the due date (after applicable extensions) of any income Tax Return for a Pre-Closing Tax Period or Straddle Period, or any other Tax Return that shows a Tax the Stockholders are required to pay or are liable for (any such Tax Return, a “Seller Tax Return”), Parent shall deliver to the Sellers’ Representative a draft of such Seller Tax Return for review by the Sellers’ Representative. If the Sellers’ Representative disputes the manner in which any Seller Tax Return is prepared or any Taxes relating thereto are or should be determined or calculated, the Sellers’ Representative shall provide written notice of such objection or dispute to Parent within ten (10) days following receipt of such Seller Tax Return. If any such notice is provided, the Sellers’ Representative and Parent shall negotiate in good faith to resolve any such dispute or objection. If, after ten (10) days from the date on which written notice was provided, any dispute or objection raised therein remains unresolved, the unresolved dispute shall be submitted to an independent accounting firm selected by Parent and the Sellers’ Representative (the “Accounting Firm”) for resolution and the decision of the Accounting Firm shall be final, conclusive and binding on the parties hereto. All costs and expenses of the Accounting Firm and of amendment of a Seller Tax Return, if required, shall be borne by the non-prevailing party (or shall be shared equally if both parties prevail on material issues); provided, that if the non-prevailing party is the Sellers’ Representative, such costs and expenses shall be the responsibility of the Stockholders.
(iii)    Unless required by Applicable Law, or a determination of a Governmental Body that is final, Parent shall not, and shall not allow the Company or any Subsidiary, to file any amended Tax Return if such Tax Return if such Tax Return relates to a Pre-Closing Tax Period and could materially adversely affect the Stockholders, without the prior written permission of the Sellers’ Representative.
(k)    Tax Contests.
(i)    In the case of any examination, contest, litigation, investigation, audit, or other proceeding by or against any taxing authority (a “Tax Contest”) arising after the Closing Date in respect of the Company for any Pre-Closing Tax Period (relating to Taxes for which Parent Indemnitee may be indemnified under Section 7.4(a) or 9.1(a)), the Sellers’ Representative shall upon written notice to Parent and subject to Section 7.4(d)(ii) and (iii), have the right to control, at its own expense, the conduct of such Tax Contest (but Parent shall have the right to participate in such Tax Contest, at its own expense). If the Sellers’ Representative fails to assume control of the conduct of any Tax Contest described in this Section 7.4(e)(i) within a reasonable period following the receipt by the Sellers’ Representative of notice of such Tax Contest, or if the Sellers’ Representative fails to defend such Tax Contest in a manner that would reasonably be expected of a responsible, prudent Tax manager, Parent shall have the right to assume control of such Tax Contest and shall be entitled to settle, compromise and/or concede such Tax Contest in its sole discretion; provided, however, that Sellers’ Representative shall be entitled to receive copies of any written materials relating to such Tax Contest received from the relevant taxing authority; Sellers’ Representative shall be entitled to participate in the Tax Contest at its own expense; and Parent shall not settle or otherwise resolve any Tax Contest it controls that relates to a Pre-Closing Tax Period or any issue raised in such Tax Contest without the prior written consent of Sellers’ Representative (which shall not be unreasonably withheld, delayed, or conditioned).
(ii)    In the case of a Tax Contest after the Closing Date in respect of the Company for any Straddle Period of the Company or any Tax Contest which the Sellers’ Representative is not entitled to control pursuant to Section 7.4(e)(i), Parent shall have the right to control such Tax Contest; provided, however, that if such Tax Contest would reasonably be expected to result in a claim for indemnification by Parent Indemnitee under Section 7.4(a) or Section 9.1(a) (A) Parent shall provide the Sellers’ Representative with a timely and reasonably detailed account of each phase of such Tax Contest, (B) Parent shall consult with the Sellers’ Representative before taking any significant action in connection with such Tax Contest, (C) Parent shall consult with the Sellers’ Representative and offer the Sellers’ Representative an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (D) Parent shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (E) the Sellers’ Representative shall be entitled to participate in such Tax Contest, at the expense of the Stockholders, and receive copies of any written materials relating to such Tax Contest received from the relevant taxing authority.
(iii)    Notwithstanding anything in this Agreement to the contrary, Parent shall have the exclusive right to control (A) any Tax Contest in respect of the Company that is not described in Section 7.4(e)(i) or (ii), and (B) any Tax Contest in respect of the Company described in Section 7.4(e)(i) or (ii) if Parent notifies the Sellers’ Representative in writing that Parent is waiving its right to indemnification pursuant to this with respect to Taxes imposed pursuant to such Tax Contest.
(l)    If any taxing authority asserts any Tax Contest with respect to Taxes that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 7.4(a) (a “Tax Claim”), then the party hereto first receiving notice of such Tax Claim shall promptly provide written notice thereof to the other party or parties hereto (or, in the case of any notice required to be given to a Stockholder, to the Sellers’

Representative); provided, however, that the failure or delay of any party in the performance of the foregoing shall not reduce or otherwise affect the obligations or liabilities of the other party pursuant to this Agreement except to the extent that such other party is actually and materially prejudiced by such failure or delay. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.
(m)    Parent, the Surviving Corporation and the Sellers’ Representative shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Company or any Subsidiary; (ii) assist in any audit or other proceedings with respect to Taxes or Tax Returns of the Company or any Subsidiary (whether or not a Tax Contest); (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company or any Subsidiary reasonably requested; (iv) provide any information required to allow Parent, the Surviving Corporation, any Subsidiary or the Sellers’ Representative to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption from (or reduction in) any Transfer Tax.
(n)    At the Sellers’ Representative request, the Company shall apply if there is a more likely than not successful position, at the sole cost and expense of the Stockholders, for any Tax refund available for any Pre-Closing Tax Period ending on the Closing Date that is payable to the Company under this Agreement or otherwise. The Stockholders shall be entitled to receive any such Tax refund for a Pre-Closing Tax Period if and when any such Tax refund is received by the Company.
Further Assurances. Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Parent, Merger Sub and the Company shall use commercially reasonable efforts to cause the Closing to occur. Each of Parent, Merger Sub and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article VIII not being satisfied.
Confidentiality. The parties acknowledge that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Non-Disclosure and Standstill Agreement between Parent and the Company dated as of March 19, 2012 (as amended from time to time, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.
Publicity. Neither the Company nor Parent nor any of their respective Representatives shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, unless, in the judgment of the Company or Parent, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Parent lists securities. The Company and Parent agree that the initial press release to be issued in connection with the transactions contemplated hereby shall be in a form mutually agreed by them.
Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 4.2 hereof, the Company shall not, and shall direct its Stockholders, Representatives, Affiliates, officers and directors not to, directly or indirectly, (a) solicit, initiate or knowingly encourage (including by way of furnishing or disclosing information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company, any of its equity interests or any material portion of its assets or the issuance of any of its equity interests (each an “Alternative Transaction”), (b) negotiate, explore or otherwise participate or engage in discussions with any person or entity (other than Parent), or enter into any agreement, indication of interest, letter of intent or term sheet, in each case, with respect to or relating to any Alternative Transaction or (c) enter into any agreement, indication of interest, letter of intent or term sheet with any person or entity requiring it to abandon, terminate, frustrate or fail to consummate the Merger. The Company shall promptly notify Parent of any substantial inquiries or communications concerning any such transaction which the Company or its Representatives may receive.
Meeting of or Written Consent of Stockholders of the Company. Following the execution of this Agreement, the Company shall promptly (and, in any event, no later than two Business Days following the date of this Agreement) take all action necessary in accordance with the DGCL and the Company Organizational Documents, for the purpose of approving this Agreement and the transactions contemplated hereby, to convene a meeting of the stockholders of the Company or to obtain the consent of the stockholders of the Company by written action in lieu of a meeting. The Company shall use all reasonable efforts to solicit from the stockholders of the Company proxies or written consents in favor of the Merger.
7.10    [Intentionally Left Blank]
Pay-Off Letters. On or prior to the second Business Day prior to the Closing Date, the Company shall deliver, or cause to be delivered, the Pay-Off Letters to Parent and shall make arrangements for the release of all mortgages, Liens and other security over the Company’s properties and assets securing such obligations (subject to delivery of funds pursuant to the immediately following sentence, if necessary). On the Closing Date, Parent or the Surviving Corporation shall deliver, or cause to be delivered, by wire transfer of immediately available funds, the amounts set forth in, and as directed by, the Pay-Off Letters.
Financing Assistance.
(j)    Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing, including using commercially reasonable efforts to (i) satisfy, in all material respects, on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing set forth therein, (ii) negotiate and enter into definitive agreements with respect and (iii) consummate the Debt Financing at or prior to Closing.
(k)    The Company agrees to provide, and shall cause its Representatives to provide, all commercially reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent including to furnish Parent and its financing sources with the unaudited financial information of the Company and any other financial and other pertinent information regarding the Company as may be reasonably requested by Parent or its Representatives to consummate the Debt Financing. The Company hereby consents to the reasonable use of its logos in connection with the Debt Financing following the Effective Time, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the reputation or good will of the Company and its marks.
(l)    The Company agrees, as promptly as reasonably practicable following the date hereof, to furnish Parent and its financing sources with unaudited interim financial information (including pro forma financial information) for each fiscal quarter within the twelve months ended and for the month ended June 30, 2012 with respect to the Company and to update such financial information, as applicable, to reflect any resulting changes to the estimated financial information contained therein (and shall allow the Representatives of Parent to review and comment upon the financial statements, including pro forma financial statements, in draft form to the extent such financial statements were not prepared prior to the date hereof).
7.13    [Intentionally Left Blank]
New Employment Arrangements. All employees employed by the Company immediately prior to the Effective Time will remain “at will” employees of the Surviving Corporation immediately following the Effective Time, in each case, subject to proof of each Employee’s legal right to work in the United States (each such employee a “Continuing Employee” and together, the “Continuing Employees”). Such Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies and which are substantially the same benefits as those provided to similarly situated employees of Parent. Parent will or will cause the Surviving Corporation to give Continuing Employees full credit under such policies for prior service at the Company for purposes of eligibility, vesting, benefit accrual, and determination of the level of benefits under Parent’s benefit plans, programs or policies; provided that such credit does not result in duplication of benefits and such credit shall not apply to equity awards, if any, granted to such Employees. For the avoidance of doubt, Parent hereby agrees that it shall cause (or shall cause the Surviving Corporation to) (i) waive all pre‑existing condition exclusion and actively‑at‑work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under Parent’s benefit plans to the extent waived or satisfied by Continuing Employees under any Employee Plan as of the Closing Date, and (ii) any covered expenses incurred on or before the Closing Date by any Continuing Employees (or covered dependent thereof) of the Company to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out‑of‑pocket provisions after the Closing Date under any applicable Parent benefit plan. In no event shall this Section 7.14 obligate Parent or the Company to continue to employ any Continuing Employee and no Continuing Employee or other employee of the Company shall have any rights hereunder.
Severance. Notwithstanding anything to the contrary in this Agreement, in the event that the Company is obligated to pay any severance pursuant to the Contracts set forth on Schedule 5.14(i) after the Closing Date, the amount of the Closing Note shall be reduced, on a dollar for dollar basis, by the amount of such severance payments. For purposes of this Section 7.15, severance payments shall include compensation for continued salary and bonus payments only, and shall not include any amounts expended for continuing healthcare or other benefits or other expenses incurred in connection with such severance payments, and further, shall not include any compensation for “New Severance” payments, “Bonuses,” or any other amounts expended pursuant to the Holst Employment Agreement.
Termination of Affiliate Arrangements. Prior to the Effective Time but contingent upon the occurrence of the Closing, the Company shall, and shall cause the counterparties thereto, to terminate all Contracts and other arrangements with all Stockholders and Affiliates of the Company, other than Benefit Plans listed on Schedule 5.14(a) or related to such Stockholders or Affiliates employment with the Company or the Surviving Corporation, including, without limitation, each of the (a) Affinity Buy-Sell Agreement, (b) Affinity Registration Rights Agreement and (c) Affinity Stockholders Agreement, and, in each case, the Company shall have no further duties, liabilities or obligations with respect thereto on or after the Closing Date.
Series A Conversion and Exercise/Cancellation of Options and Warrants.
(a)    Prior to the Effective Time, the Company shall (i) pay in cash any and all accrued dividends, calculated through the Effective Time, with respect to the Series A Preferred Stock and (ii) cause the conversion of the Series A Preferred Stock into Company Common Stock, in each case, pursuant to agreements and documents that are reasonably acceptable to Parent and such that upon such payment and conversion, none of the Series A Preferred Stock shall remain issued and outstanding and the holders of such Series A Preferred Stock shall have no further rights with respect to such Series A Preferred Stock other than to receive such accrued dividends prior to the Effective Time and receive the Merger Consideration Per Share pursuant to this Agreement (the “Series A Conversion”).
(b)    Prior to the Effective Time, the Company shall cause the exercise, amendment or cancellation of any Company Options issued and outstanding immediately prior to the Effective Time, in each case, pursuant to agreements and documents that are reasonably acceptable to Parent and such that upon such exercise or termination, no Company Options shall remain issued and outstanding and the holders of such Company Options shall have no further rights with respect to such Company Options other than as set forth in such agreements and documents and, if applicable, the right to receive the Merger Consideration Per Share pursuant to this Agreement (the “Option Changes”).
(c)    Prior to the Effective Time, the Company shall cause the exercise, amendment or cancellation of any Company Warrants issued and outstanding immediately prior to the Effective Time, in each case, pursuant to agreements and documents that are reasonably acceptable to Parent and such that upon such exercise or termination, no Company Warrants shall remain issued and outstanding and the holders of such Company Warrants shall have no further rights with respect to such Company Warrants other than as set forth in such agreements and documents and, if applicable, the right to receive the Merger Consideration Per Share pursuant to this Agreement (the “Warrant Changes”).
ARTICLE VIII -    CONDITIONS TO CLOSING
Conditions Precedent to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):
(k)    (i) the representations and warranties of the Company contained in this Agreement (other than in Sections 5.2 and 5.4), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect, (ii) the representations and warranties of the Company contained in Sections 5.2 and 5.4 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) and (iii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect;
(l)    the Company shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate signed by the Chief Executive Officer of the Company confirming the foregoing;
(m)    there shall not be in effect any Order by (i) a Governmental Body of competent jurisdiction or (ii) any other Person, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(n)    the Written Consent shall have been obtained;
(o)    at or prior to the Effective Time, Parent shall have obtained debt financing from Main Street Capital Corporation on terms and conditions reasonably satisfactory to Parent with sufficient net proceeds to consummate the transactions contemplated by this Agreement (the “Debt Financing”), and Parent shall have received all of the net cash proceeds thereof;
(p)    Peter Holst shall have executed and delivered to Parent the Holst Employment Agreement in a form to be mutually agreed upon by Parent, the Company and Holst;

(q)    all of the Stockholders and the holders of Company Warrants shall have executed and delivered the Closing Agreement;
(r)    since the date of this Agreement, there have not been any events, conditions or changes that individually or in the aggregate has had or would be reasonably likely to have a Material Adverse Effect, and Parent shall have received a certificate signed by the Chief Executive Officer of the Company to such effect;
(s)    the Company shall have delivered the FIRPTA Certificate in accordance with Section 7.4(c).
(t)    (A) a certified copy of the resolutions of the Company’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and the other transaction documents and the consummation of the Merger and the other transactions contemplated hereby and thereby; (B) good standing certificates with respect to the Company from the Secretary of State of the State of Delaware and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date; and (C) such other documents or instruments as are required to be delivered by the Company or the Stockholders at the Closing pursuant to the terms hereof or that Parent reasonably requests prior to the Closing Date to effect the Merger and the other transactions contemplated hereby; and
(u)    a spreadsheet, which shall include, among other things, as of the Closing with respect to each Stockholder, (i) such Person’s name and address, (ii) the number of shares of Company Common Stock and number of Company Warrants held by such Person, (iii) the Pro Rata Percentage applicable to such Person, (iv) the aggregate amount of cash to be paid to such Person at the Closing in respect of such shares and such Company Warrants, (iv) the principal amount of the Closing Note allocable to such Person, (v) the number of shares of common stock of Parent to be issued to such Person, (vi) the amount of cash to be paid to the Sellers’ Representative on behalf of such Person in respect of the Holdback Amount, and (vii) whether any amounts required to be withheld and if so, the amount of such withholdings;
(v)    Each of the Series A Conversion, the Option Changes and the Warrant Changes shall have been completed prior to the Effective Time, in each case, pursuant to agreements and documents that are acceptable to Parent; and
(w)    Each of the (i) Affinity Buy-Sell Agreement, (ii) Affinity Registration Rights Agreement and (iii) Affinity Stockholders Agreement shall have been terminated prior to the Effective Time and Parent shall have been provided with evidence thereof that is acceptable to Parent.
Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a)    the representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay consummation of the transactions contemplated hereby, and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect;
(b)    Parent and Merger Sub shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Parent confirming the foregoing;
(c)    there shall not be in effect any Order by (i) a Governmental Body of competent jurisdiction or (ii) any other Person restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(d)    Parent shall have executed and delivered the Registration Rights Agreement; and
(e)    (i) a certified copy of the resolutions of Parent’s board of directors and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement and the other transaction documents and the consummation of the Merger and the other transactions contemplated hereby and thereby, (ii) a copy of the certificate of incorporation of Parent and Merger Sub certified by the Secretary of State of the State of Delaware dated as of recent date prior to the Closing Date, (iii) a good standing certificate with respect to Parent and Merger Sub from the Secretary of State of the State of Delaware, and (iv) such other documents or instruments as are required to be delivered by Parent and Merger Sub at the Closing pursuant to the terms hereof or that the Company reasonably requests prior to the Closing Date to effect the Merger and the other transactions contemplated hereby;
Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, if such failure was caused by such party’s material breach of any provision of this Agreement.
ARTICLE IX -    INDEMNIFICATION
Indemnification.
(f)    Following consummation of the Merger, each of the Stockholders shall, severally and not jointly, indemnify and fully defend, save and hold harmless, Parent, any Affiliate of Parent (including Merger Sub and, after the Closing, the Surviving Company) and their respective Affiliates, directors, managers, officers and employees (the “Parent

Indemnitees”) if any Parent Indemnitee shall at any time or from time to time suffer any Losses arising out of or resulting from one or more of the following:
(i)    any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or any document, agreement or certificate executed or delivered in connection with the transactions contemplated by this Agreement (except for any of the Company Fundamental Representations or any of the Tax Representations);
(ii)    any breach or inaccuracy of (A) any of the Company Fundamental Representations or (B) any Tax Representation;
(iii)    any Company Indebtedness or Transaction Expenses that are not repaid or paid prior to the Closing Date or included in the calculation of Closing Date Company Indebtedness;
(iv)    any Pre-Closing Taxes; and
(v)    any breach of any covenant or agreement required to be performed by the Company at or prior to the Closing or any breach of any covenant or agreement required to be performed by the Sellers’ Representative.
(g)    None of the Stockholders shall have any indemnity obligation under Section 9.1(a)(i) unless and until the Parent Indemnitees have suffered aggregate Losses arising out of or resulting from Section 9.1(a)(i) (whether individually or in the aggregate) exceeding Seventy Five Thousand Dollars ($75,000) (the “Threshold”), in which event the Stockholders shall be liable for all such Losses from the first dollar of Losses. The maximum aggregate amount for which the Stockholders shall be liable to all Parent Indemnitees taken together for all Losses pursuant to Section 9.1(a)(i) shall not exceed One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Cap”). For the avoidance, the Stockholders’ indemnity obligations pursuant to Sections 9.1(a)(ii) through 9.1(a)(v) shall not be subject to the Threshold or the Cap.
(h)    Each of the Stockholder’s obligations to indemnity any Parent Indemnitee for any Losses shall be equal to (i) the amount of such Losses (after giving effect to the Threshold and the Cap) multiplied by (ii) each such Stockholder’s Pro Rata Percentage. In no event shall any Stockholder’s obligations to indemnify any Parent Indemnitee exceed the applicable portion of the Aggregate Merger Consideration that such Stockholder is entitled to receive pursuant to this Agreement.
(i)    In the event that any Parent Indemnitee shall be entitled to receive Losses from the Stockholders pursuant to this Article IX, such Losses shall be satisfied as follows:
(i)    First, as a dollar for dollar reduction in the amounts then owed by Parent pursuant to the Closing Note, until the amount owed by Parent pursuant to the Closing Note has been reduced to Zero Dollars ($0); and
(ii)    Thereafter as a direct payment or recovery from the applicable

Stockholders.
(j)    Each indemnification payment made pursuant to this Section 9.1 shall be reduced solely to the extent of any (x) insurance proceeds actually received by the Parent Indemnitee with respect to the Losses (net of any reasonable collection costs, fees and expenses of the Parent Indemnitee, any co-payments applicable to the Parent Indemnitee and any income Taxes payable as a result of the receipt of such insurance proceeds), (y) damages, reimbursements and similar payments actually received by the Parent Indemnitee from a third party with respect to the Losses (net of any reasonable collection costs, fees and expenses of the Parent Indemnitee, any co-payments and the like applicable to the Parent Indemnitee and any income Taxes payable as a result of the receipt of such insurance proceeds) and (z) any income tax benefits (net of any income tax detriments and treating the indemnifiable Losses as the last item claimed for any taxable year) actually realized by the Parent Indemnitee as a result of the Losses with respect to which it is entitled to indemnification pursuant to this Section 9.1. Parent Indemnitee shall make commercially reasonable efforts to seek recovery of any such insurance proceeds and third party recovery and to actually realize any such income tax benefit.
Indemnification by Parent.
(o)    Following consummation of the Merger, Parent shall indemnify and agree to fully defend, save and hold harmless the Stockholders if any Stockholders shall at any time or from time to time suffer any Losses arising out of or resulting from any of one or more of the following:
(i)    any breach or inaccuracy of any representation or warranty of Parent or Merger Sub contained in this Agreement or any document, agreement or certificate executed or delivered in connection with the transactions contemplated by this Agreement (except for Parent’s Fundamental Representations);
(ii)    any breach or inaccuracy of any of the Parent Fundamental Representations; or
(iii)    any breach by Merger Sub or Parent of any covenant contained herein or any document, agreement or certificate executed or delivered in connection with the transactions contemplated by this Agreement.
(p)    Parent shall not have any indemnity obligation under Section 9.2(a)(i) unless and until all of the Stockholders have suffered aggregate Losses arising out of or resulting from Section 9.2(a)(i) (whether individually or in the aggregate) exceeding the Threshold, in which event the Parent shall be liable for all such Losses from the first dollar of Losses. The maximum aggregate amount for which the Parent shall be liable to all Stockholders taken together for all Losses pursuant to Sections 9.2(a)(i) shall not exceed the Cap. For the avoidance of doubt, the Parent’s indemnity obligations pursuant to Sections 9.2(a)(ii) and 9.2(a)(iii) shall not be subject to the Threshold or the Cap. In no event shall Parent’s obligations to indemnify the Stockholders exceed the Aggregate Merger Consideration.

(q)    Each indemnification payment made pursuant to this Section 9.2 shall be reduced solely to the extent of any (x) insurance proceeds actually received by the Stockholders with respect to the Losses (net of any reasonable collection costs, fees and expenses of the Stockholders, any co-payments and the like applicable to the Stockholders and any income Taxes payable as a result of the receipt of such insurance proceeds), (y) damages, reimbursements and similar payments actually received by the Stockholders from a third party with respect to the Losses (net of any reasonable collection costs, fees and expenses of the Stockholders, any co-payments and the like applicable to the Stockholders and any income Taxes payable as a result of the receipt of such insurance proceeds) and (z) any income tax benefits (net of any income tax detriments and treating the indemnifiable Losses as the last item claimed for any taxable year) actually realized by the Stockholders as a result of the Losses with respect to which it is entitled to indemnification pursuant to this Section 9.2. Notwithstanding the foregoing, the Parent Indemnitee shall have no obligation to seek recovery of any such insurance proceeds or third party recovery or to actually realize any such income tax benefit.
Indemnification Procedures for Third Party Claims.
(a)    If any third party notifies any party hereto (the “Indemnified Party”) of any claim or matter (a “Third Party Claim”) with respect to which the Indemnified Party may have a right to indemnification under this Article IX against the Parent or the Stockholders, as applicable (the “Indemnifying Party” which notice shall be delivered to the Sellers’ Representative in the event that the Stockholders are the Indemnifying Party under this Article IX), then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly (and make a claim under this Article IX); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually and materially prejudiced thereby.
(b)    Once the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party’s rights to assume the defense of such Third Party Claim pursuant to this Section 9.3, defend, settle or compromise such Third Party Claim in any manner the Indemnified Party deems appropriate.
(c)    The Indemnifying Party may at any point in time choose to assume the defense the applicable Third Party Claim, in which event (i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the counsel the Indemnifying Party has selected has a conflict of interest or (y) there are legal defenses available to the Indemnified Party that are materially different from or additional to those available to the Indemnifying Party) and (iii) the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense (without regard for the Threshold or the Cap). In the event that the Indemnifying Party assumes the defense of any

Third Party Claim, the Indemnifying Party shall be deemed to have acknowledged and agreed that such Third Party Claim is indemnifiable pursuant to this Article IX. In no event shall the Indemnifying Party settle or compromise any Third Party Claim without the prior written consent of the Indemnified Party.
(d)    The parties acknowledge that Davis Graham and Stubbs LLP has acted as counsel to the Company and has rendered legal advice to the Stockholders and to the various officers, directors and managers of the Company in their capacities as such. Parent acknowledges that, to the extent such firm has been involved in the negotiation, documentation and closing of the Merger and the transactions contemplated thereby, such firm shall be deemed to have been acting only as counsel for the Stockholders as a group, and not as counsel to the Company; and after the Closing, the Sellers’ Representative and the Stockholders shall be entitled to invoke and/or waive the attorney-client privilege with respect to all legal advice and other services rendered by such firm in connection with the Merger and the transactions contemplated thereby. Parent further acknowledges that, after the Closing, such firm may continue to represent the Stockholders and may represent the Sellers’ Representative in connection with matters related to the Merger and the transactions contemplated thereby, and Parent agrees that neither it nor the Surviving Corporation will assert after Closing that such representation constitutes a conflict of interest by reason of such firm’s prior representation of the Company.
Survival. Each of (a) the representations and warranties made by the Company, Parent and Merger Sub in this Agreement shall survive the Closing until the twelve (12) month anniversary of the Closing, except that the representations and warranties contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.4 (Capitalization), and Section 5.19 (Financial Advisors)), (“Company Fundamental Representations”) and Section 6.1 (Organization and Good Standing of Parent and Merger Sub), Section 6.2 (Authorization of Agreement), and Section 6.6 (Financial Advisors) (“Parent Fundamental Representations”) shall survive the Closing indefinitely; (b) the representations and warranties contained in Section 5.9 (the “Tax Representations”) shall survive until the expiration of the applicable statute of limitations (after giving effect to all extensions and waivers thereof), and (c) any other covenants or agreements shall survive in accordance with their terms and any breach thereof shall survive indefinitely. Notwithstanding anything contained in this Section 9.4, a claim for indemnification with respect to fraud may be brought at any time by any Indemnified Party, irrespective of the termination of any survival period hereunder and shall not be subject to the Threshold or the Cap. In the event a claim for indemnification has been given within the applicable survival period, the representations, warranties and covenants that are the subject of such indemnification claim will survive until such time as such claim is finally resolved in accordance with this Article IX.
Certain Additional Provisions Relating to Indemnification.
(m)    Except as contemplated by Section 11.11 as it relates to post-Closing covenants contained in this Agreement, after the Closing, the indemnification provisions set forth in this Article IX shall constitute the sole and exclusive recourse and remedy available to the

Parent Indemnitees and the Stockholders with respect to any claim arising from any breach of any representation, or warranty contained in this Agreement, except for fraud, and the parties (other than the Sellers’ Representative) hereby waive and release any and all tort claims and other causes of action that may be based upon, arise out of or relate to this Agreement or the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
(n)    Notwithstanding anything in this Agreement to the contrary, for the purpose of calculating the amount of Losses arising out of any such breach, no effect shall be given to any qualification as to materiality or Material Adverse Effect or similar qualification.
(o)    Neither the Parent Indemnitees nor the Stockholders shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement solely to the extent that such party has already recovered Losses with respect to such matter pursuant to other provisions of this Agreement. Without limiting the generality of the foregoing, the operation of Section 3.3 is an exclusive remedy in respect of the assets and liabilities that are expressly included in the calculation of the Closing Date Net Working Capital and the Closing Date Cash, and no party shall be entitled to any additional recourse in respect thereof, whether arising from a breach of a representation or warranty or otherwise.
Tax Treatment of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Aggregate Merger Consideration, unless otherwise required by applicable Law.
ARTICLE X -    SELLERS’ REPRESENTATIVE
Sellers’ Representative; Power of Attorney.
(r)    At the Effective Time, Shareholder Representative Services LLC shall be appointed as agent and attorney-in-fact (the “Sellers’ Representative”) for the Stockholders, to give and receive notices and communications and to take any and all action on behalf of the Stockholders, pursuant to this Agreement. The Sellers’ Representative may resign at any time, and such agency may be changed by the Stockholders, from time to time upon prior written notice to Parent and the current Sellers’ Representative. Any vacancy in the position of Sellers’ Representative may be filled by approval of a majority of the Stockholders, (based on the voting rights of the holders and any Company Stock, Company Option or Company Warrant, in effect immediately prior to the consummation of the Merger). No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive compensation for its, his or her services, other than pursuant to that certain Engagement Agreement (the “Engagement Agreement”), dated on or about the date hereof, by and among Shareholder Representative Services LLC, the Company and certain other parties thereto. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Stockholders.

(s)    The Sellers’ Representative shall not be paid any fee for services to be rendered hereunder other than pursuant to the Engagement Agreement. All reasonable fees and expenses incurred by the Sellers’ Representative in performing his duties hereunder shall be borne severally by the Stockholders, based on their Pro Rata Percentage; provided, however, that, to the extent practical, the Sellers’ Representative shall deduct such fees and expenses from the amounts otherwise immediately distributable to the Stockholders under this Agreement. In particular and without limitation, the Parent shall wire to the Sellers’ Representative the sum of Twenty Thousand Dollars ($20,000) from amounts otherwise distributable to the Stockholders at Closing under this Agreement (the “Holdback Amount”), which may be used to pay transaction and other administrative expenses, in addition to other fees and expenses incurred in its performance of its duties and responsibilities hereunder. The Stockholders will not receive any interest or earnings on the Holdback Amount and irrevocably transfer and assign to the Sellers' Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers' Representative will not be liable for any loss of principal of the Holdback Amount other than as a result of its willful misconduct. For tax purposes, the Holdback Amount will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing. At such time that the Sellers’ Representative believes, in its sole discretion, that all or any portion of the Holdback Amount is no longer required for the above uses, the Sellers’ Representative shall distribute such portion of the Holdback Amount to the Stockholders based on their Pro Rata Percentage except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Surviving Corporation and paid through Parent’s or Surviving Corporation’s payroll processing service or system. The parties agree that the Sellers' Representative is not acting as a withholding agent or in any similar capacity in connection with the Holdback Amount. Any portion of the Holdback Amount that remains undeliverable or unclaimed after six months of the initial delivery attempt shall promptly be paid to Parent and handled in the same manner as other unclaimed funds as provided in this Agreement.
(t)    The Sellers’ Representative shall not be liable for any act done or omitted hereunder as Sellers’ Representative while acting in good faith and without gross negligence. The Sellers’ Representative shall keep, and shall cause its Representatives to keep, confidential all nonpublic information in its possession regarding the Company; provided, however that (i) the Sellers’ Representative and its Representatives will not be required to maintain as confidential any information that is required to be disclosed pursuant to the terms of a valid Order or other requirement of Law and prior to such required disclosure, the disclosing party provides reasonable advance notice to the Company and reasonable assistance in obtaining confidential treatment of such information to the extent possible; and (ii) notwithstanding anything in this Agreement to the contrary, following Closing, the Sellers' Representative shall be permitted to (A) after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Sellers' Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein and (B) disclose information to employees, advisors or consultants of the Sellers' Representative and to the Stockholders, in each case who have a need to know such information, provided that such persons either (1) agree to observe the terms of this sentence or (2) are bound by obligations of confidentiality to the Sellers' Representative of at least as high a standard as those imposed on the Sellers' Representative under this sentence. The Stockholders shall jointly and severally indemnify and defend the Sellers’ Representative and hold the Sellers’ Representative harmless from and against any and all losses, liabilities, claims, demands, suits, actions, causes of action, damages, obligations, costs and expenses (including attorneys’ fees and court costs) (collectively, “Representative Losses”) arising out of or incurred in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative, in each case as such Representative Loss is incurred or suffered; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence or bad faith of the Sellers' Representative, the Sellers' Representative will reimburse the Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence or bad faith. If not paid directly to the Sellers' Representative by the Stockholders, any such Representative Losses may be recovered by the Sellers' Representative from (i) the Holdback Amount and (ii) the amounts of the Closing Note otherwise distributable to the Stockholders pursuant to the terms hereof at the time of distribution; provided, that while this section allows the Sellers' Representative to be paid from the Holdback Amount and the proceeds of the Closing Note, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Sellers' Representative from seeking any remedies available to it at law or otherwise.
(u)    With respect to the Closing Note, notwithstanding anything to the contrary in this Agreement or the Closing Note, Sellers’ Representative shall have the sole power and authority, exercisable on behalf of itself and the Stockholders, to amend, terminate or waive or exercise any rights under or with respect to the Closing Note. With respect to any amounts required to be paid by Parent pursuant to the terms of the Closing Note, Parent shall make such payments as directed, in writing, by the Sellers’ Representative and, in the event that Parent makes such payments in accordance with such directions, Parent’s obligation to deliver the applicable payments to the Stockholders shall be deemed satisfied and Parent shall have no further duty, liability or obligation with respect to the delivery of such payments.
Actions of the Sellers’ Representative. A decision, act, consent or instruction of the Sellers’ Representative (acting in its capacity as the Sellers’ Representative) shall constitute a decision of all the Stockholders and shall be final, binding and conclusive upon each of such Stockholders, and Parent may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each such Stockholders. Parent, Merger Sub and the Surviving Corporation are hereby relieved from any liability to any person for any acts done by Parent, Merger Sub or the Surviving Corporation in accordance with such decision, act, consent or instruction of the Sellers’ Representative.
ARTICLE XI -    MISCELLANEOUS
Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, each of the Company and Parent shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. To the extent (but only to the extent) paid by the Company prior to Closing or included as Transaction Expenses in the computation of the Aggregate Cash Consideration, the Company shall pay all of the Company’s Transaction Expenses and, to the extent not paid prior to the Closing and not included as Transaction Expenses in the computation of the Aggregate Cash Consideration, shall be borne by the Stockholders.
Resolution of Conflicts After the Closing; Arbitration. Subject to Sections 3.3 and 11.2(d), any claim or dispute arising after the Closing related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the County of Denver, State of Colorado in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.
(a)    Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Parent and the Sellers’ Representative. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent or Sellers’ Representative. Parent and Sellers’ Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.
(b)    Discovery. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.
(c)    Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in an officer’s certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party (or if such party is the Sellers’ Representative, the Stockholders) shall make the payment to such other party.
(d)    Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).
(e)    Costs and Expenses. The parties agree that each party (or if such other party is the Sellers’ Representative, the Stockholders) shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.
Resolution of Conflicts Prior to the Closing; Submission of Jurisdiction; Consent to Service of Process.
(p)    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any state court located within the State of Delaware, over any dispute arising prior to the Closing, related to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(q)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.6.
Entire Agreement; Amendments and Waivers. This Agreement (including the Disclosure Schedule and exhibits hereto), the Company Documents, Parent Documents and the Confidentiality Agreement represent the entire understanding and agreement, and supersede all prior understandings and agreements (written or oral) between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State.
Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to the Company or the Stockholders, to:
Affinity VideoNet, Inc.
c/o Peter J. Holst
1625 Broadway, Suite 880
Denver, CO 80202
Facsimile: (866) 703-2089

With a copy to:
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Facsimile: (303) 893-1379
Attn: Kristin L. Lentz, Esq.
If to Parent or Merger Sub (or the Company after the Closing Date), to:
Glowpoint, Inc.
4300 Mountain Avenue, Suite 301
Murray Hill, NJ 07974
Facsimile:
Attn: Tolga Sakman
With a copy to:
Sidley Austin LLP
787 7th Avenue
New York, NY 10019
Facsimile: (212) 839-5599
Attn: Matthew J. Rizzo, Esq.
If to the Sellers' Representative, to:
Shareholder Representative Services LLC

1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@shareholderrep.com
Facsimile: (303) 623-0294
Telephone: (303) 648-4085

With a copy (which shall not constitute notice) to:

Davis Graham & Stubbs llp
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Facsimile: (303) 893-1379
Attn: Kristin L. Lentz, Esq.

Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except (i) as contemplated by Article XI and (ii) the rights of the Stockholders to receive their applicable portion of the Aggregate Merger Consideration for their Company Stock, Company Options and Company Warrants, respectively, at or following the Effective Time in accordance with Article III. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its wholly-owned Subsidiaries and (ii) designate one or more of its wholly-owned Subsidiaries to perform its obligations hereunder; provided, further, however, that in any such case, Parent shall remain responsible for the performance of all of its obligations hereunder.
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Waiver of Jury Trial. To the extent that any disputes are resolved pursuant to Section 11.3 hereof, each party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in respect of any Legal Proceeding directly or indirectly arising out of, under or in connection with this Agreement, any Company Documents, Parent Documents or any transaction contemplated hereby or thereby. Each party hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, the Company Documents and Parent Documents, as applicable, by, among other things, the mutual waivers and certifications contained in this Section 11.10.
Specific Performance. The Company and Parent acknowledge and agree that the breach of this Agreement by the other party would cause irreparable damage to Parent and Merger Sub, on the one hand, and the Company, on the other hand, and that neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, will have an adequate remedy at Law. Therefore, the obligations of the Company, on the one hand, and Parent and Merger Sub on the other hand, under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, as of the date first written above.
AFFINITY VIDEONET, INC.

By:	/s/ Peter J. Holst
Name: Peter J. Holst
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

GPAV MERGER SUB, INC.

By:	/s/ Joseph Laezza
Name: Joseph Laezza
Title: President & Chief Executive Officer

[Signature Page to Merger Agreement]

GLOWPOINT, INC.

By:	/s/ Joseph Laezza
Name: Joseph Laezza
Title: President & Chief Executive Officer

[Signature Page to Merger Agreement]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Sellers' Representative
By:    /s/ W. Paul Koenig
Name: W. Paul Koenig
Title: Managing Director

[Signature Page to Merger Agreement]

EXHIBIT A
FORM OF CLOSING AGREEMENT

EXHIBIT B
FORM OF CLOSING NOTE

EXHIBIT C
FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D
FORM OF RETENTION BONUS AGREEMENT

EXHIBIT E
FORM OF ESCROW AGREEMENT